UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities
Exchange
Act of 1934
(Amendment No.    )

Filed by the Registrant
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Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material pursuant to §240.14a-12
Sprouts Farmers Market, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SPROUTS
FARMERS MARKET

PROXY STATEMENT FOR
2023 ANNUAL MEETING OF STOCKHOLDERS

April 10, 2023

Dear Sprouts Stockholders:

You are cordially invited to attend the 2023 Annual Meeting of
Stockholders of Sprouts Farmers Market, Inc., which will be held via webcast at www.virtualshareholdermeeting.com/SFM2023, on Wednesday, May 24, 2023 at 8:00 a.m., Pacific time.

Proxy Voting

At the Annual Meeting, we will ask you to elect three members of our board of directors; vote on a non-binding advisory
resolution to approve the compensation paid to our named
executive officers for fiscal 2022 (commonly referred to as
“say-on-pay”); and ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2023 fiscal year.

Proxy Materials and Availability

We have elected to provide access to proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules to reduce the environmental impact and cost of our Annual Meeting. However, if you prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability.

How to Vote

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the Internet, by telephone, or by mail, in accordance with the instructions included in the proxy statement.

On behalf of our board of directors, we would like to thank you for your continued interest and investment in Sprouts Farmers Market.

Sincerely,

Jack Sinclair Director and Chief Executive Officer

SPROUTS FARMERS MARKET, INC.

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Wednesday, May 24, 2023 at 8:00 a.m. Pacific time.

Place:	Via webcast at www.virtualshareholdermeeting.com/SFM2023

Items of Business:	(1)	To elect three Class I directors to serve until the 2026 annual meeting of stockholders or until their successors are duly elected and qualified;

(2)	To vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2022 (“say-on-pay”);

(3)	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and

(4)	To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.

Adjournments and

Postponements:	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date:	Holders of record of our common stock as of the close of business on March 27, 2023 are entitled to notice of, and to vote at, the Annual Meeting.

Voting:	Your vote is very important. To ensure your representation at the Annual Meeting, we urge you to vote by proxy as promptly as possible over the Internet or by phone as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. All stockholders as of the record date are invited to attend the Annual Meeting. You may vote at the Annual Meeting even if you have previously returned a proxy.

By Order of the Board of Directors,

Brandon F. Lombardi

Chief Legal Officer and Corporate Secretary

This notice of Annual Meeting and proxy statement and form of proxy are being distributed and made available on or about April 10, 2023.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 24, 2023.

This proxy statement and our 2022 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended January 1, 2023, are available at www.proxyvote.com and at investors.sprouts.com.

This proxy statement contains forward-looking statements regarding Sprouts Farmers Market, Inc.’s current expectations within the meaning of the applicable securities laws and regulations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in the company filings with the Securities and Exchange Commission, including the Risk Factors section of Sprouts Farmers Market, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 1, 2023. We assume no obligation to update any of these forward-looking statements.

Proxy Statement Summary

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should review all of the information contained in the proxy statement before voting.

Annual Meeting of Stockholders

Date:	Wednesday, May 24, 2023
Time:	8:00 a.m., Pacific time
Location:	Via webcast at www.virtualshareholdermeeting.com/SFM2023
Record Date:	March 27, 2023
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote.

Proposals and Voting Recommendations

	Board Recommendation	Page
Election of Directors
Joel D. Anderson	For	22
Terri Funk Graham	For	22
Doug G. Rauch	For	22
Advisory vote on the compensation paid to our named executive officers for fiscal 2022	For	57
Ratification of our independent registered public accounting firm	For	59

Voting Methods

You can vote in one of four ways:

Visit www.proxyvote.com to vote VIA THE INTERNET
Call 1-800-690-6903 to vote BY TELEPHONE
Sign, date and return your proxy card in the prepaid enclosed envelope to vote BY MAIL
Attend the virtual meeting to vote DURING THE WEBCAST.

To reduce our administrative and postage costs and the environmental impact of the Annual Meeting, we encourage stockholders to vote via the Internet or by telephone, both of which are available 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 23, 2023. Stockholders may revoke their proxies at the times and in the manners described on page 8 of this proxy statement.

If your shares are held in “street name” through a bank, broker or other holder of record, you will receive voting instructions from the holder of record that you must follow in order for your shares to be voted. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares.

As used in this proxy statement, unless the context otherwise requires, references to the “company,” “Sprouts,” “we,” “us” and “our” refer to Sprouts Farmers Market, Inc. and, where appropriate, its subsidiaries.

Sprouts Farmers Market | 1 | Proxy Statement 2023

Business Summary

BUSINESS SUMMARY

True to our farm-stand heritage, Sprouts Farmers Market offers a unique grocery experience featuring an open layout with fresh produce at the heart of the store. Sprouts inspires wellness naturally with a carefully curated assortment of better-for-you products paired with purpose-driven people. We continue to bring the latest in wholesome, innovative products made with lifestyle-friendly ingredients such as organic, plant-based and gluten-free. Headquartered in Phoenix, and one of the largest and fastest growing specialty retailers of fresh, natural and organic food in the United States, Sprouts employs approximately 31,000 team members and operated 386 stores in 23 states nationwide as of January 1, 2023.

2022 was another year of meaningful accomplishments for our company as we navigated a very challenging retail environment due largely to elevated inflationary conditions and continued supply chain difficulties. Despite these challenges, we achieved the following accomplishments during fiscal 2022, including:

•	Opened 16 new stores, representing unit growth of over 3% from year-end 2021 store count;

•	Launched approximately 8,400 new products in our stores;

•	Net sales of $6.4 billion, a 5% increase from 2021;

•	Comparable store sales growth of 2.2%;

•	Net income of $261 million compared to net income of $244 million in 2021;

•	Diluted earnings per share of $2.39 compared to $2.10 diluted earnings per share in 2021;

•	Generated cash flow from operations of $371 million; and

•	Repurchased 6.9 million shares of common stock for a total investment of $200 million.

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Our Growth Strategy

OUR GROWTH STRATEGY

Since 2020, we have focused on a long-term growth strategy that we believe is transforming our company and driving profitable growth. We continue to execute on this strategy, focusing on the following areas:

•

Win with Target Customers. We are focusing attention on our target customers, identified through research as ‘health enthusiasts’ and ‘selective shoppers’, where there is ample opportunity to gain share within these customer segments. We believe our business can continue to grow by leveraging existing strengths in a unique assortment of better-for-you, quality products and by providing a full omnichannel offering through delivery or pickup via our website or the Sprouts app.

•

Refine Brand and Marketing Approach. We believe we are elevating our national brand recognition and positioning by telling our unique brand story rooted in product innovation and differentiation. We are investing savings from largely removing our weekly promotional print ad into increasing engagement and personalization with our target customers through digital and social connections, driving additional sales growth and loyalty.

•

Update Format and Expand in Select Markets. We are delivering unique smaller stores with expectations of stronger returns, while maintaining the approachable, fresh-focused farmer’s market heritage Sprouts is known for. In 2021, we opened three stores and remodeled one store featuring our new format, and in 2022, we opened nine new format stores. Our geographic store expansion and new store placement will intersect where our target customers live, in markets with growth potential and supply chain support, which we believe will provide a long runway of at least 10% annual unit growth beginning in 2024.

•

Create an Advantaged Supply Chain. We believe our network of fresh distribution centers can drive efficiencies across the chain and support growth plans. To further deliver on our fresh commitment and reputation, as well as to increase our local offerings and improve financial results, we aspire to ultimately position fresh distribution centers within a 250-mile radius of stores. With the opening of two fresh distribution centers in 2021, we now have more than 85% of our stores within 250 miles of a distribution center.

•

Inspire and Engage Our Talent to Create a Best Place to Work. Subsequent to the initial launch of our long-term growth strategy, we have added the focus area of inspiring and engaging our talent through our culture, acquisition and development and total rewards program to attract and retain the talent we believe we need to execute on our strategic goals and transform our company into a premier place to work.

•

Deliver on Financial Targets. We are measuring and reporting on the success of this strategy against a number of long-term financial and operational targets. With the implementation of our strategy beginning in 2020, we have significantly improved our margin structure above our 2019 baseline.

(1)	10% unit growth starting in 2024.

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Environmental, Social and Governance Highlights

ENVIRONMENTAL, SOCIAL AND GOVERNANCE HIGHLIGHTS

Sprouts continues to care for our customers, team members, and the planet by integrating environmental, social and governance (ESG) considerations throughout our business and long-term strategy. As one of the largest and fastest growing specialty retailers of fresh, natural and organic food in the United States, we owe our success to our passionate team members and loyal customers. We are dedicated to educating the public about healthy living, improving the communities in which we operate, and conserving the planet’s natural resources. By living our values, we take great pride in our ESG accomplishments during 2022.

Environmental

From lowering greenhouse gas emissions and diverting landfill waste to recycling plastics and sustainably sourcing products, we are committed to environmental sustainability and achieved the following during 2022:

•	Generated nearly 26% of our 2022 sales from organic products;

•	Achieved $145 million in local produce sales;

•	Increased sales of less carbon intensive plant-based products by 21% from the prior year;

•	Recovered 87% of our food waste, resulting in the donation of the equivalent of over 27 million meals to those in need; and

•	Recycled over 800,000 pounds of plastic from customer returned bags and product shipping wrap.

Social

Our top priority is the health and well-being of our customers, team members, and the communities we serve. We collaborate with our partners across our supply chain to source responsibly, provide safe and healthy work conditions in our stores, promote diversity and inclusivity, and enrich our communities. During 2022, we made the following strides:

•	Created 1,600 new jobs, promoted over 7,300 team members and filled 64% of store manager positions with internal candidates;

•	Invested over $3.2 million into programs through the Sprouts Healthy Communities Foundation to provide an estimated three million students with school garden and nutrition education programming;

Sprouts Farmers Market | 4 | Proxy Statement 2023

Environmental, Social and Governance Highlights

•	Reduced non-COVID worker compensation claims by 12% and general liability claims by 15% from the prior year; and

•	Sold approximately $200 million of products from women, minority, veteran or LGBTQ-owned suppliers.

Governance

We pride ourselves in living our values of caring, loving being different and owning it. Our ESG goals are integrated throughout our business. Strong oversight by our executive leadership and board of directors ensures that the interests of our stakeholders are integrated into our strategy, goals and decision making. Among our governance highlights in 2022, we:

•

Established the Sprouts Commitment to Human Rights with board oversight that sets forth our commitment and the steps we plan to take to ensure alignment with the United Nations Guiding Principles on Business and Human Rights and leading human rights frameworks;

•	Maintained our board that is 88% independent, 25% female and 25% ethnically diverse; and

•	Closed on a new credit facility in March 2022 with interest rate reductions tied to the achievement of ESG metrics.

As our many environmental and social responsibility initiatives have advanced, so has our ability to accumulate, track, analyze and report on our accomplishments. In 2022, we maintained our AAA rating from MSCI, a leading global ESG rating agency. This AAA rating is the highest on the MSCI scale and signifies a company leading its industry in managing the most significant ESG risks and opportunities. We were also once again honored by the Corporate Knights as one of the Global 100 most sustainable corporations in the world. Both of these designations highlight the work we have done in improving our disclosures and making a positive impact on the environment, our team members and the communities we serve.

For more information on our ESG efforts and reporting, including our most recent ESG reports, please visit our website at about.sprouts.com/sustainability. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement.

Sprouts Farmers Market | 5 | Proxy Statement 2023

General Information

SPROUTS FARMERS MARKET, INC.

5455 East High Street, Suite 111

Phoenix, Arizona 85054

2023 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This proxy statement is provided, and the enclosed form of proxy is solicited, on behalf of Sprouts Farmers Market, Inc., a Delaware corporation, by our board of directors for use at the 2023 Annual Meeting of Stockholders (referred to as the “Annual Meeting”) and any postponements or adjournments thereof. The Annual Meeting will be held via webcast at www.virtualshareholdermeeting.com/SFM2023 on Wednesday, May 24, 2023 at 8:00 a.m. Pacific time.

Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (referred to as the “SEC”) that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2022 Annual Report to most of our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2022 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials are being first provided on or about April 10, 2023 to all stockholders entitled to vote at the Annual Meeting.

Record Date

Stockholders of record at the close of business on the record date of March 27, 2023 are entitled to notice of and to vote at the Annual Meeting.

Number of Outstanding Shares

On the record date, there were 103,708,199 outstanding shares of our common stock, par value $0.001 per share.

Requirements for a Quorum

The holders of a majority of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Each stockholder voting at the Annual Meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the Annual Meeting.

Votes Required for Each Proposal

Assuming that a quorum is present, directors shall be elected by a plurality of the votes cast by shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Therefore, the three nominees who receive the greatest number of votes cast shall be elected as directors. Our stockholders do not have cumulative voting rights for the election of directors.

Sprouts Farmers Market | 6 | Proxy Statement 2023

General Information

The advisory vote on the compensation of our named executive officers for fiscal 2022 (commonly referred to as a “say-on-pay” proposal), and the proposal to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 shall each be decided by the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

Although the say-on-pay vote is non-binding, the result will provide information to our compensation committee and our board of directors regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee and our board of directors will consider when determining executive compensation for the years to come.

The vote on each matter submitted to stockholders is tabulated separately. Broadridge Financial Solutions, or a representative thereof, will tabulate the votes.

Our Board’s Recommendation for Each Proposal

Our board of directors recommends that you vote your shares:

•	“FOR” each of the three Class I director nominees;

•	“FOR” the say-on-pay proposal; and

•	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

Voting Instructions

You may vote your shares by proxy by doing any one of the following: vote via the Internet at www.proxyvote.com; call 1-800-690-6903 to vote by telephone; sign, date and return your proxy or voting instruction card in the prepaid enclosed envelope to vote by mail; or attend the Annual Meeting to vote during the webcast. When a proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting as directed.

If a proxy card is properly executed and returned and no voting specification is indicated, the shares will be voted:

(1) “for” the election of each of the three nominees for director set forth in this proxy statement,

(2) “for” the non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2022,

(3) “for” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2023, and

(4) as the persons specified in the proxy deem advisable in their discretion on such other matters as may properly come before the Annual Meeting.

As of the date of this proxy statement, we have received no notice of any such other matters.

If you virtually attend the Annual Meeting, you may vote during the webcast using the 16-digit voting control number found on your proxy card, voting instruction form or notice of internet availability of proxy materials, even if you have previously voted via the Internet or by phone or returned a proxy or voting instruction card by mail, and your vote during the webcast will supersede any vote previously cast.

Sprouts Farmers Market | 7 | Proxy Statement 2023

General Information

Broker Non-Votes and Abstentions

If you are a beneficial owner of shares held in “street name” and do not provide the broker, bank, or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote your shares on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, your shares will not be voted on that matter. This is commonly referred to as a “broker non-vote.”

The election of directors (referred to as “Proposal 1”) and the say-on-pay proposal (referred to as “Proposal 2”) are matters considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without your instructions on non-routine matters; as a result, there may be broker non-votes on Proposals 1 and 2. For your vote to be counted on the above proposals, you will need to communicate your voting decisions to your broker, bank or other nominee before the date of the Annual Meeting using the voting instruction form provided by your broker, bank or other nominee.

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2023 (referred to as “Proposal 3”) is a matter considered routine under applicable rules. A broker, bank or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected in connection with Proposal 3.

Broker non-votes and abstentions each are counted for determining the presence of a quorum. The election of directors requires a plurality of votes cast. Neither broker non-votes nor any withhold votes in the election of directors will have any effect thereon. Because they represent shares present and entitled to vote that are not cast in favor of a proposal, abstentions will have the same effect as votes “against” Proposal 2 and Proposal 3. Broker non-votes, however, do not represent shares present and entitled to vote on non-routine matters, and therefore, will have no effect on Proposal 2. As discussed above, no broker non-votes are expected in connection with Proposal 3.

Revoking Proxies

Any stockholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy (via Internet, telephone or mail) bearing a later date, or by attending the Annual Meeting and voting during the webcast. Attendance at the Annual Meeting webcast will not cause your previously granted proxy to be revoked unless you specifically so request.

Election Inspector

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector appointed for the meeting, who will determine whether a quorum is present. The election inspector will treat broker non-votes and abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and as described in the “Broker Non-Votes and Abstentions” section of this proxy statement for purposes of determining the approval of any matter submitted to stockholders for a vote. The election inspector need not be a stockholder, and any of our directors or officers may be an inspector on any question other than a vote for or against his or her election to any position with our company or on any other matter in which he or she may be directly interested.

Voting Results

The final voting results from the Annual Meeting will be publicly disclosed in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

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General Information

Costs of Solicitation of Proxies

We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation. We have also retained Saratoga Proxy Consulting LLC to assist in the solicitation of proxies at an estimated cost of $10,000 plus expenses.

Householding

We are required to provide an Annual Report to all stockholders who receive this proxy statement. To reduce future costs to our company, if you are a stockholder of record and have more than one account in your name, or reside at the same address as other stockholders of record, you may authorize us to discontinue duplicate mailings of future Annual Reports and proxy statements, commonly referred to as “householding.” To do so, mark the designated box on each proxy card for which you wish to discontinue receiving an Annual Report and proxy statement. If you are voting via the Internet or by telephone, you can either follow the prompts when you vote or give instructions to discontinue duplicate mailings of future Annual Reports and proxy statements. Street name stockholders who wish to discontinue receiving duplicate mailings of future Annual Reports should review the information provided in the proxy materials mailed to them by their bank or broker. If, now or in the future, you wish to receive a separate copy of the Annual Report or proxy statement, please notify us by sending a written request to our Corporate Secretary at our principal executive offices, 5455 East High Street, Suite 111, Phoenix, Arizona 85054, and we will deliver a separate copy.

Attending the Annual Meeting

We will hold the Annual Meeting in a virtual meeting format only via the internet site set forth above. Stockholders will not be able to attend the Annual Meeting physically.

To be admitted to the Annual Meeting webcast, stockholders must enter the 16-digit voting control number found on their proxy card, voting instruction form or notice of internet availability of proxy materials. Once properly admitted, stockholders may listen to the meeting, vote their shares and submit questions during the meeting through the meeting’s website. Questions that meet the board’s guidelines and rules of conduct for the Annual Meeting will be addressed by the board or management during the meeting. Technical support will be available to stockholders prior to and during the Annual Meeting by accessing the internet site set forth above.

Availability of our Filings with the SEC

Our 2022 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Through our investor relations website, investors.sprouts.com, we make available free of charge all of our SEC filings, including our proxy statements, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, as well as Form 3, Form 4 and Form 5 reports of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Exchange Act. We will also provide upon written request, without charge to each stockholder of record as of the record date, a copy of our Annual Report on

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General Information

Form 10-K for the fiscal year ended January 1, 2023 as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at our principal executive offices set forth in this proxy statement.

Other Information

We report our results of operations on a 52- or 53-week fiscal year ending on the Sunday closest to December 31. Our last three completed fiscal years ended on January 3, 2021 (53 weeks), January 2, 2022 (52 weeks) and January 1, 2023 (52 weeks). For ease of reference, we identify our fiscal years in this proxy by reference to the calendar year ending closest to the last day of such fiscal year. For example, we refer to our fiscal years ended January 3, 2021, January 2, 2022 and January 1, 2023 and our fiscal year ending December 31, 2023 as “fiscal 2020,” “fiscal 2021,” “fiscal 2022” and “fiscal 2023,” respectively.

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Corporate Governance

CORPORATE GOVERNANCE

Our Board

Our business and affairs are overseen by our board of directors, which currently consists of eight members.

Joseph Fortunato Chairman of the Board Age: 70 Director since: 2013 Chairman since: 2017

Career Highlights

Mr. Fortunato has served as an Operating Partner at Prospect Hill Growth Partners, L.P., an operationally focused private equity firm, since January 2017. Mr. Fortunato serves on the board of directors of a number of Prospect Hill Growth Partners private portfolio companies, including Fitness Ventures LLC (as Chairman since June 2020), Comoto Holdings, Inc. (as Chairman since January 2016), Honors Holdings, LLC (since January 2018), EbLens LLC (as Chairman since March 2017) and Shoe Sensation (since August 2015). Mr. Fortunato previously served as Chairman of the Board, Chief Executive Officer and President of General Nutrition Companies, Inc. (NYSE: GNC; predecessor to GNC Holdings, Inc.), a global specialty retailer of health and wellness products, from November 2005 to August 2014 and was a consultant from September 2014 through December 2016. From 1990 to November 2005, Mr. Fortunato served in various executive roles with GNC, including Senior EVP and Chief Operating Officer, EVP of Retail Operations and Store Development and SVP of Financial Operations. Mr. Fortunato served on the board of directors of Mattress Firm Holding Corp., a retailer of mattresses and bedding-related products, from October 2012 until September 2016.

Key Board Skills and Qualifications

•   Record as an executive of a successful international retail company

•   Years of financial and operational experience

•   Experience on the boards of directors of public companies

Favorite Sprouts Brand Product

Organic Himalayan Pink Salt and Coconut Oil Popcorn

Joel D. Anderson Independent Director Age: 58 Director since: 2019 Committees: Audit Compensation, Chairperson

Career Highlights

Mr. Anderson has served as President, Chief Executive Officer and a Director of Five Below, Inc. (NASDAQ: FIVE), a leading high-growth value retailer offering trend-right, high-quality products, since February 2015, having previously served as President and Chief Operating Officer of Five Below from July 2014 to January 2015. Prior to joining Five Below, Mr. Anderson served as President and Chief Executive Officer of Walmart.com from 2011 until 2014 and as the Divisional Senior Vice President of the Northern Plains division of Walmart, Inc. (NYSE: WMT) from 2007 to 2011. Prior to joining Walmart, Mr. Anderson was President of the retail and direct business units for Lenox Group, Inc., a leader in quality tabletop and giftware, and served in various executive positions at Toys “R” Us, Inc. over a 14-year period.

Key Board Skills and Qualifications

•   Record as a chief executive officer of a publicly traded company

•   Over 25 years of retail industry experience, including ecommerce leadership

•   Experience as a high-growth retail executive at companies of scale

Favorite Sprouts Brand Product

Kung Pao Sauce

Sprouts Farmers Market | 11 | Proxy Statement 2023

Corporate Governance

Hari K. Avula Independent Director Age: 57 Director since: 2022 Committees: Audit Risk

Career Highlights

Mr. Avula served as Chief Financial and Strategic Officer of Clif Bar & Company from May 2021 through February 2023, where he led the financial management and enterprise strategy functions for the nutritious and organic food company prior to its acquisition by Mondelēz International, Inc. Mr. Avula joined Clif Bar from Walgreens Boots Alliance Inc., (NASDAQ: WBA) where he served as Chief Financial Officer of global business transformation and digital/IT from 2020 to 2021 and Chief Financial Officer of retail pharmacy USA from 2017 to 2020. While at Walgreens, Mr. Avula represented the company on the boards of two private entities, AllianceRx Walgreens Prime, a specialty and home delivery pharmacy joint venture, from April 2018 to December 2019 and BrightSprings Health Services, a leading provider of home and community-based health and pharmacy services for high-need and medically complex populations, from March 2018 to December 2020. Prior to joining Walgreens, Mr. Avula spent over 22 years at PepsiCo, Inc. (NASDAQ: PEP) in a variety of financial and strategic roles, culminating as Chief Financial Officer for Frito Lay North America from 2015 to 2017.

Key Board Skills and Qualifications

•   Over 20 years as a senior financial leader, culminating in chief financial officer roles at multi-national companies

•   Extensive enterprise-wide strategic leadership

•   Management experience with multiple retail and consumer goods companies

Favorite Sprouts Brand Product

Taboule Salad

Kristen E. Blum Independent Director Age: 57 Director since: 2016 Committees: Audit Nominating and Corporate Governance Risk, Chairperson

Career Highlights

Ms. Blum served as SVP and Chief Information Officer of PepsiCo – Latin America from January 2018 to April 2019. In January 2019, Ms. Blum was appointed as Chairperson of The Sprouts Healthy Communities Foundation, our non-profit foundation focused on health and wellness related causes. Ms. Blum also has served as a Director of GuideWell Mutual Holding Corp., a not-for-profit mutual holding company focused on transforming health care, since May 2018, and an Advisory Board member of Verneek, an AI software development startup, since June 2022. Ms. Blum previously served PepsiCo (NASDAQ: PEP) as SVP and Chief Information Officer of Global IT Transformation from November 2017 to April 2018, SVP and Chief Information Officer of Frito-Lay from September 2015 to December 2017 and SVP and Chief Information Officer of Commercial Solutions, Innovation, Data and Analytics from July 2013 to September 2015, as well as SVP and Chief Information Officer of Enterprise Solutions from December 2010 to January 2012. Ms. Blum served as EVP and Chief Technology Officer of J.C. Penney Co. Inc. from January 2012 to June 2013 and SVP and Chief Information Officer of Abercrombie & Fitch (NYSE: ANF) from March 2006 to October 2010.

Key Board Skills and Qualifications

•   Over 30 years of experience in developing strategies and designing IT solutions in the retail, consumer goods and high-tech industries

•   Cybersecurity, technology functional leadership and digital transformation

•   Numerous premier directorship certifications and designations, including:

	• NACD Certified Director	• NACD Board Leadership Fellow
	• NACD Cybersecurity Oversight • Berkeley Law/Ceres ESG Certification	• NACD Risk Committee Oversight Advisory Council

Favorite Sprouts Brand Product 100% Italian Extra Virgin Olive Oil

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Corporate Governance

Terri Funk Graham Independent Director Age: 57 Director since: 2013 Committees: Compensation Nominating and Corporate Governance, Chairperson Risk

Career Highlights

Ms. Graham is a Branding Strategy Consultant, having most recently served as interim Chief Marketing Officer of Origin Entertainment, Inc., a film and television production company, from March 2016 to September 2017. Ms. Graham has served on the board of directors of LL Flooring Holdings, Inc. (NYSE: LL), a specialty retailer of hardwood flooring, since October 2018 and served on the board of directors of CV Sciences, Inc. (OTCQB: CVSI), a consumer products and specialty pharmaceutical company, from August 2019 to May 2022, and 1-800 Contacts, an online retailer of contact lenses, from July 2015 to January 2016. Ms. Graham previously served as Chief Marketing Officer – Red Envelope for Provide Commerce, Inc., an e-commerce gifting company from July 2013 to September 2014. Ms. Graham served on the board of Hot Topic, Inc., a formerly publicly traded mall and web-based specialty retailer from June 2012 to June 2013. From September 2007 to December 2012, Ms. Graham served as SVP and Chief Marketing Officer at Jack in the Box Inc. (NASDAQ: JACK), a restaurant company that operates and franchises Jack in the Box restaurants, having served in various marketing leadership roles subsequent to joining Jack in the Box Inc. in 1990.

Key Board Skills and Qualifications

•   Over 30 years of branding and marketing experience in the retail and restaurant industries, including extensive knowledge of digital and e-commerce

•   Public company board experience

•   Well-versed in corporate governance

•   NACD Board Leadership Fellow

Favorite Sprouts Brand Product

Carne Asada Seasoned Beef Skirt Steak

Joseph D. O’Leary Independent Director Age: 64 Director since: 2017 Committees: Compensation Nominating and Corporate Governance

Career Highlights

Mr. O’Leary has served as a Director of Edgewell Personal Care Co. (NYSE: EPC), a leading consumer products company, since October 2018, and Targeted PetCare, a manufacturer of specialty pet products, since December 2019. Mr. O’Leary also served as a director of Francesca’s Holdings Corp. (NASDAQ: FRAN), a nationwide specialty boutique retailer, from April 2013 to February 2021, PetSmart, Inc., a formerly publicly traded specialty pet retailer, from May 2015 to November 2019 and Big Heart Pet Brands from August 2014 to March 2015. Mr. O’Leary served PetSmart as President and COO from June 2013 to April 2014, EVP of Merchandising, Marketing, Supply Chain and Strategic Planning from January 2011 to June 2013, SVP of Merchandising from March 2010 to January 2011, SVP of Merchandising and Supply Chain from October 2008 to March 2010, and SVP of Supply Chain from September 2006 to October 2008. Before joining PetSmart, Mr. O’Leary served as COO of Human Touch, LLC, and various logistics leadership roles with Gap Inc. (NYSE: GPS), a leading global clothing retailer, from 1999 to 2005, culminating as SVP, Supply Chain Strategy and Global Logistics. Prior to 1999, Mr. O’Leary held positions at Mothercare plc, Coopers & Lybrand LLP, and BP International.

Key Board Skills and Qualifications

•   Public company board and executive officer experience

•   Deep merchandising, supply chain and logistics experience with successful growth-oriented retailers

•   Strategic and operational acumen with international experience on multiple continents

Favorite Sprouts Brand Product

Herb Seasoned Roasted Chicken

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Corporate Governance

Doug G. Rauch Independent Director Age: 71 Director since: 2020 Committee: Audit, Chairperson

Career Highlights

Mr. Rauch served as a division and later company president of Trader Joe’s Company, a chain of neighborhood grocery stores, from 1995 until his retirement from the company in 2008 following a 30-year career. In June 2012, Mr. Rauch founded and has since served as President of Daily Table, an innovative retail concept designed to bring affordable nutrition to the food insecure in Boston’s inner city. In January 2010, Mr. Rauch was also a founding board member and Chief Executive Officer of Conscious Capitalism Inc., an organization dedicated to the practice of business as a force for good, where he served as a board member through December 2021 and continues to serve as a board emeritus member. Mr. Rauch has served on the board of directors of PAR Technology Corporation (NYSE: PAR), a leading provider of point-of-sale technology solutions to restaurants and retail outlets, since November 2017, and Imperfect Foods, a grocery delivery service with a mission to eliminate food waste, since March 2019. Mr. Rauch also served a ten-year term as a Trustee at the Olin College of Engineering from October 2009 to October 2019.

Key Board Skills and Qualifications

•   Extensive knowledge and operational experience from over 35 years in the grocery industry

•   Strategic implementation and leadership skills

•   In-depth understanding of sustainability in operations

Favorite Sprouts Brand Product

Lemon Herb Pita Chips

Jack L. Sinclair Director Age: 62 Director since: 2019

Career Highlights

Mr. Sinclair has served as our Chief Executive Officer since June 2019. Mr. Sinclair has served as a board member of FMI – The Food Industry Association since 2020 and was appointed to the Los Angeles branch board of directors of the Federal Reserve Bank of San Francisco in January 2021, where he has served as Chair of the Board since January 2023. Previously, Mr. Sinclair served as Chief Executive Officer of 99 Cents Only Stores LLC, a premier discount retailer, from February 2018 to June 2019, and prior to that was its Chief Merchandising Officer from July 2015 to February 2018. From December 2007 to April 2015, Mr. Sinclair was the Executive Vice President of the U.S. Grocery Division of Walmart, Inc. (NYSE: WMT), where he led all aspects of Walmart’s U.S. grocery business for its more than 4,000 stores. Prior to joining Walmart, Mr. Sinclair spent 14 years at Safeway PLC in London from 1990 to 2004, where he held several senior management positions that included responsibility for operations, merchandising and marketing for over 450 Safeway supermarket and convenience store locations throughout the United Kingdom. Mr. Sinclair served on the board of directors of The Hain Celestial Group (NASDAQ: HAIN), a leading marketer, manufacturer and seller of organic and natural products, from September 2017 to June 2019.

Key Board Skills and Qualifications

•   Extensive knowledge of all aspects of our business, vision, strategy, people and leadership

•   Service as our Chief Executive Officer

•   Over 30 years of grocery and retail experience

Favorite Sprouts Brand Product

Rosemary Croccantes Italian Crackers

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Corporate Governance

Board Diversity

Our directors represent a range of backgrounds and experiences. 25% of our directors are female and 25% are ethnically diverse, including the most recent addition to our board, Mr. Avula. Our board is committed to improving its gender and ethnic diversity and will continue to make appointing diverse board members a priority going forward. While we do not have a formal policy outlining the diversity standards to be considered when evaluating director candidates, our objective is to foster diversity of thought and experience on our board of directors. To accomplish that objective, the nominating and corporate governance committee, which is chaired by Ms. Graham and includes Ms. Blum, considers ethnic and gender diversity, as well as differences in perspective, professional experience, education, skill and other qualities in the context of the needs of our board of directors. Nominees are not discriminated against on the basis of age, race, ethnicity, religion, national origin, sex, sexual orientation, disability or any other basis. The nominating and corporate governance committee evaluates its effectiveness in achieving diversity on the board of directors through its annual review of board member composition. Our current directors reflect these efforts and the importance of diversity to the board. Ms. Blum and Ms. Graham each serve in leadership roles on our board as committee chairs and have previously served as director coaches for 50/50 Women on Boards™, the leading global education and advocacy campaign driving the movement toward gender balance and diversity on corporate boards.

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Corporate Governance

The following chart provides certain demographic information with respect to our Board of Directors as required by the rules of the NASDAQ Global Select Market:

Sprouts Farmers Market, Inc. Board Diversity Matrix (as of April 10, 2023)
Total Number of Directors: 8
Part I: Gender Identity

	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	2	6	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	1	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

Board Structure

Our certificate of incorporation and bylaws provide for a classified board of directors with staggered three-year terms, consisting of three classes as follows:

Class	Director	Independent
Class I (term expires at 2023 annual meeting)	Joel D. Anderson Terri Funk Graham Doug G. Rauch	Yes Yes Yes
Class II (term expires at 2024 annual meeting)	Hari K. Avula Joseph Fortunato Joseph D. O’Leary	Yes Yes Yes
Class III (term expires at 2025 annual meeting)	Kristen E. Blum Jack L. Sinclair	Yes No

Our board of directors has determined that all of our current directors, except for Mr. Sinclair, are “independent,” as defined in the corporate governance rules of the NASDAQ Stock Market. There are no family relationships among any of our directors, director nominees or executive officers.

Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. Our directors may be removed for cause by the affirmative vote of the holders of a majority of our voting stock.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company.

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Corporate Governance

Board Leadership Structure

Our board of directors has no policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the Board. It is the board’s view that rather than having a rigid policy, the board, with the advice and assistance of the nominating and corporate governance committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether to institute a formal policy. Currently, our leadership structure separates these roles, with Mr. Fortunato serving as our Chairman of the Board and Mr. Sinclair serving as our Chief Executive Officer.

Our board believes that separating these roles provides the appropriate balance between strategy development, flow of information between management and the board of directors and oversight of management. We believe this provides guidance for our board of directors, while also positioning our Chief Executive Officer as the leader of the company in the eyes of our customers, team members and other stakeholders. As Chairman, Mr. Fortunato, among other responsibilities, oversees planning of the annual board calendar and develops meeting agendas, presides over regularly scheduled board meetings and executive sessions of the independent members of the board, serves as a liaison between the directors, consults with major stockholders, as appropriate, and performs such additional duties as our board of directors may otherwise determine and delegate. By having Mr. Fortunato serve as Chairman of the Board, Mr. Sinclair is better able to focus his attention on running our company.

The Board’s Role in ESG and Risk Oversight

Our board is highly engaged in our ESG matters given that many of our ESG initiatives are built into and complement our long-term growth strategy. While our full board reviews ESG matters on at least an annual basis, each board committee has been delegated oversight responsibility for various aspects of our ESG program within their purview. Our nominating and corporate governance committee is primarily responsible for oversight of our ESG activities, in particular our corporate governance policies and practices. Our audit committee oversees and reviews our ESG disclosures included in our financial statements and the adequacy and effectiveness of internal controls related to such disclosures. Our compensation committee periodically reviews our strategies related to human capital management, including talent acquisition, development and retention, and diversity, equity and inclusion initiatives. Our risk committee oversees and reviews risks related to our ESG actions, reporting and disclosures.

Since 2021, our board has had a risk committee that is primarily responsible for overseeing our risk management processes. We have an enterprise risk management program designed to identify, prioritize and assess a broad range of risks that may affect our ability to execute our corporate strategy and fulfill our business objectives, and formulate plans to mitigate their effects. The risk committee will review our enterprise risk management program and specific risks we face (including risks related to cybersecurity and critical systems and ESG matters among others), provide input on the appropriate level of risk for our company and review management’s strategies for adequately mitigating and managing the identified risks. The risk committee receives quarterly updates on information security risk matters and annual updates on ESG risk matters, or more frequently if circumstances dictate. Although the risk committee administers this general risk management oversight function, our audit, compensation and nominating and corporate governance committees support our board in discharging its oversight duties and addressing risks inherent in their respective areas, and our board of directors as a whole receives regular updates on our enterprise risk management program and retains oversight responsibility over our key strategic risks.

We believe these divisions of responsibilities are an effective approach for overseeing our ESG activities and addressing the risks we face and that our board committee structure supports this approach.

Board Participation

Our board of directors held five formal meetings in fiscal 2022 and took action by unanimous written consent once. During fiscal 2022, each of our directors attended at least 75% of the total number of meetings of our board of directors and of the committees on which they serve held during the period in

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Corporate Governance

which they served as directors. We regularly schedule executive sessions at each formal meeting of the board during which the independent directors meet without the presence or participation of management.

We encourage our directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practical, we generally schedule a meeting of our board of directors on or around the same day as our annual meeting of stockholders. Each of our directors at the time attended our 2022 virtual annual meeting of stockholders.

Board Committees

Our board of directors has the authority to appoint committees to perform certain oversight and administration functions. Our board of directors has an audit committee, a compensation committee, a nominating and corporate governance committee and a risk committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors.

Audit Committee

Our audit committee consists of Doug G. Rauch, Chairperson, Joel D. Anderson, Hari K. Avula and Kristen E. Blum. Our board of directors has determined that each such individual is independent under the rules of the SEC and the NASDAQ Stock Market. Our board has also determined that each of Messrs. Anderson and Avula is an “audit committee financial expert” within the meaning of SEC regulations, and that each member of our audit committee can read and understand fundamental financial statements in accordance with audit committee requirements. In arriving at this determination, the board has examined each audit committee member’s scope of experience in financial roles and the nature of their employment.

The audit committee has the following responsibilities, among other things, as set forth in the audit committee charter:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	evaluating the performance of our independent registered public accounting firm;

•	monitoring the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

•

reviewing our annual and quarterly financial statements and reports filed with the SEC and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;

•	considering and approving or disapproving all related party transactions and discussing such transactions that are significant to our company with our independent registered public accounting firm;

•	preparing the audit committee report required by the SEC to be included in our annual proxy statement;

•	conducting an annual assessment of the performance of the audit committee and its members, and the adequacy of its charter;

•	establishing procedures for the receipt, retention, and treatment of complaints received by us regarding financial controls, accounting or auditing matters;

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Corporate Governance

•	overseeing and reviewing our ESG disclosures included in our financial statements and the adequacy and effectiveness of internal controls related to such disclosures; and

•	reviewing and evaluating, at least annually, the performance of the audit committee and the adequacy of its charter.

Our audit committee formally met four times during fiscal 2022.

Compensation Committee

Our compensation committee consists of Joel D. Anderson, Chairperson, Terri Funk Graham and Joseph O’Leary. Our board of directors has determined that each such individual is independent under NASDAQ Stock Market listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The compensation committee has the following responsibilities, among other things, as set forth in the compensation committee’s charter:

•

reviewing, modifying and approving (or if it deems appropriate, recommending to the full board of directors regarding) our overall compensation strategy and policies and discussing such compensation with our independent registered public accounting firm;

•

reviewing (or if it deems appropriate, recommending to the full board of directors regarding) performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•	reviewing and recommending to the full board of directors the compensation of our directors;

•

evaluating, adopting and administering (or if it deems appropriate, making recommendations to the full board of directors regarding) the 2013 Incentive Plan (as defined below), the 2022 Incentive Plan (as defined below), other compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis;”

•	preparing the compensation committee report required by the SEC to be included in our annual proxy statement;

•	reviewing periodically our strategies related to human capital management, including talent acquisition, development and retention, and diversity, equity and inclusion initiatives; and

•	reviewing and evaluating, at least annually, the performance of the compensation committee and the adequacy of its charter.

Our compensation committee formally met four times during fiscal 2022.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Terri Funk Graham, Chairperson, Kristen E. Blum and Joseph O’Leary. Our board of directors has determined that each such individual is independent under the rules of the NASDAQ Stock Market.

The nominating and corporate governance committee has the following responsibilities, among other things, as set forth in the nominating and corporate governance committee’s charter:

•	reviewing periodically and evaluating director performance on our board of directors and its applicable committees, and recommending to our board of directors and management areas for improvement;

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•	establishing criteria and qualifications for membership on the board of directors and its committees;

•	interviewing, evaluating, nominating and recommending individuals for membership on our board of directors;

•	overseeing our company’s ESG activities;

•	reviewing and recommending to our board of directors any amendments to our corporate governance policies; and

•	reviewing and assessing, at least annually, the performance of the nominating and corporate governance committee and the adequacy of its charter.

Our nominating and corporate governance committee formally met two times during fiscal 2022.

Risk Committee

Our risk committee consists of Kristen E. Blum, Chairperson, Hari K. Avula and Terri Funk Graham. Our board of directors has determined that each such individual is independent under the rules of the NASDAQ Stock Market.

The risk committee has the following responsibilities, among other things, as set forth in the risk committee’s charter:

•	providing oversight of our management in its development and administration of our enterprise risk management program;

•

monitoring our risk profile and our ongoing potential exposure to risks of various types, including risks related to cybersecurity and critical systems and environmental and social matters among others;

•	providing input to management regarding risk events or circumstances relevant to our strategic objectives and our risk appetite and tolerance;

•	evaluating periodically and reviewing the enterprise risk management program and its effectiveness and provide updates thereon to the board of directors;

•	overseeing and reviewing risks related to our ESG actions, reporting and disclosures; and

•	reviewing and assessing, at least annually, the performance of the risk committee and the adequacy of its charter.

Our risk committee formally met four times during fiscal 2022.

Board Evaluations

Our board believes that a robust annual evaluation process is a critical part of its governance practices. Accordingly, the nominating and corporate governance committee oversees an annual evaluation of the performance of the board of directors. The committee approves written evaluation questionnaires that are distributed to each director. The results of each written evaluation are provided to, and compiled by, an outside law firm. The chair of the nominating and corporate governance committee discusses the results of the performance evaluations with the full board. Our board utilizes the results of these evaluations in making decisions on director nominees, board agendas, board structure, composition and effectiveness and committee assignments. As a result of past board evaluations, we have made changes to board meeting agendas and the form and scope of materials provided to directors.

Identifying and Evaluating Director Candidates

Director candidates are evaluated in light of the then-existing composition of the board, diversity considerations and the background and areas of expertise of existing directors and potential nominees. The

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Corporate Governance

nominating and corporate governance committee also considers the specific needs of the various board committees. In the case of Mr. Avula, the most recent addition to our board in 2022, the committee considered, among other factors, his strong financial acumen from serving as chief financial officer and strategic experience at companies of scale, among other factors.

Our nominating and corporate governance committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors. Stockholders wishing to recommend director candidates for consideration by the nominating and corporate governance committee may do so by writing to our Corporate Secretary at our principal executive offices set forth in this proxy statement, and giving the recommended nominee’s name, biographical data and qualifications, accompanied by the written consent of the recommended nominee.

The evaluation process for director nominees who are recommended by our stockholders is the same as for any other nominee and is based on numerous factors that our nominating and corporate governance committee considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity reflecting ethnic background, gender and professional experience, and the extent to which the nominee would fill a present need on our board of directors. We typically engage search firms to engage in national searches for prospective board candidates, and we instruct these search firms with which we work to identify potential board candidates that would, in addition to bringing particular skills and experience to the board, also add to the gender and/or ethnic diversity on the board.

Availability of Corporate Governance Information

Our board of directors has adopted charters for our audit, compensation, nominating and corporate governance and risk committees describing the authority and responsibilities delegated to each committee by our board of directors. Our board of directors has also adopted corporate governance guidelines, a code of conduct and ethics that applies to all of our team members, a code of ethics that applies to members of our board of directors and a code of ethics that applies to our principal executive officer and senior financial officers, including those officers responsible for financial reporting. We post on our website, at investors.sprouts.com, the charters of our audit, compensation, nominating and corporate governance and risk committees, our corporate governance guidelines and the codes of conduct and ethics referenced above. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement. These documents are also available in print to any stockholder requesting a copy in writing from our Corporate Secretary at our principal executive offices set forth in this proxy statement. We intend to disclose any amendments to these codes, or any waivers of their requirements, on our website to the extent required by applicable SEC or NASDAQ Stock Market rules.

Communications with our Board of Directors

Stockholders or other interested persons wishing to communicate with our board of directors or with an individual member of our board of directors may do so by writing to our board of directors or to the particular member of our board of directors and mailing the correspondence to our Corporate Secretary at 5455 East High Street, Suite 111, Phoenix, Arizona 85054. All such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.

Proxy Access

Our bylaws allow an eligible stockholder to include director nominees in our proxy materials for election at our annual meeting of stockholders. Such nominations must comply with all applicable conditions in our bylaws and be directed to the attention of our Corporate Secretary at 5455 East High Street, Suite 111, Phoenix, Arizona 85054. See “Director Nominations for Inclusion in our 2024 Proxy Materials (Proxy Access)” below.

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Proposal 1: Election of Directors

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

Our nominating and corporate governance committee recommended, and the board of directors nominated:

•	Joel D. Anderson

•	Terri Funk Graham

•	Doug G. Rauch

as nominees for election as Class I members of our board of directors. Each nominee is presently a Class I director of our company and has consented to serve a three-year term if elected, concluding at the 2026 annual meeting of stockholders. Each of these nominees was previously elected as a director by the stockholders at the 2020 annual meeting. Biographical information about each of our directors is contained in the “Our Board” section above. At the Annual Meeting, three directors will be elected to our board of directors.

Required Vote

The three nominees receiving the highest number of affirmative “FOR” votes shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” each of the three above-named nominees.

Recommendation of the Board

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE THREE ABOVE-NAMED NOMINEES.

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Director Compensation

DIRECTOR COMPENSATION

Our directors that are considered “independent” under applicable SEC and NASDAQ stock market rules receive consideration for service on our board of directors. Directors who are Sprouts employees receive no additional compensation for their services as directors. In 2022, our independent directors received the following cash compensation (all payable quarterly):

•	Annual retainer of $75,000;

•	Annual committee retainer fees of $10,000 per committee assignment;

•	Annual committee chairperson retainer fees in the following amounts:

-	$25,000 for the chairperson of our audit committee;

-	$20,000 for the chairperson of our compensation committee;

-	$20,000 for the chairperson of our nominating and corporate governance committee;

-	$20,000 for the chairperson of our risk committee; and

•	Annual retainer for our chairman of the board of $90,000.

In addition to the cash compensation discussed above, our independent directors also received equity compensation for 2022 equal to $140,000 in the form of restricted stock units (referred to as “RSUs”) vesting on the one-year anniversary of the grant date. The chairman of the board also received additional equity compensation of $60,000 in the form of RSUs vesting on the one-year anniversary of the grant date. The number of RSUs granted to each independent director was determined using the 20-day trailing average closing price of our common stock as reported on the grant date. We also pay for or reimburse directors for approved board governance educational seminars and for travel expenses related to attending board and committee meetings.

Our board of directors recognizes that stock ownership by directors may strengthen their commitment to the long-term success of our company and further align their interests with those of our stockholders. In accordance with our corporate governance guidelines, our independent directors are expected over a five-year period to beneficially own shares of our common stock (including shares owned outright, unvested shares, and stock options or other equity grants) having a value of at least five times their annual cash retainer until he/she leaves the board.

Our compensation committee periodically engages its independent compensation consultant, Korn Ferry, to review our company’s independent director compensation against peer and market data. In 2022, our compensation committee reviewed the position of our independent director compensation program relative to market data and our peer group discussed below, based on data provided by Korn Ferry, and determined to increase the annual equity compensation from $140,000 to $160,000 beginning in 2023 to position the total compensation closer to the median of our peer group. For 2023, our compensation committee also approved allowing our independent directors to elect to receive all or any portion of their annual cash compensation in the form of RSUs vesting on the one-year anniversary of the grant date.

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Director Compensation

Director Compensation Table

The following table sets forth a summary of the compensation earned by our directors in fiscal 2022.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total
Joel D. Anderson	$115,000	$149,284	—	$264,284
Hari K. Avula(2)	$63,333	$149,284	—	$212,617
Kristen E. Blum	$125,000	$149,284	—	$274,284
Joseph Fortunato	$165,000	$213,244	—	$378,244
Terri Funk Graham	$125,000	$149,284	—	$274,284
Joseph D. O’Leary	$95,000	$149,284	—	$244,284
Doug G. Rauch	$110,000	$149,284	—	$259,284

(1)

The amounts in this column reflect the aggregate grant date fair value of each RSU award granted during the fiscal year, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 26 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 1, 2023. The grant date for the RSUs for all independent directors was June 7, 2022.

(2)	Mr. Avula joined the board of directors effective May 24, 2022 and received a prorated portion of the annual director cash compensation.

The following table lists outstanding equity awards held by our current non-employee directors as of January 1, 2023.

		Stock Awards

Name	Date of Grant	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)
Joel D. Anderson	June 7, 2022	5,527	$178,909
Hari K. Avula	June 7, 2022	5,527	$178,909
Kristen E. Blum	June 7, 2022	5,527	$178,909
Joseph Fortunato	June 7, 2022	7,895	$255,561
Terri Funk Graham	June 7, 2022	5,527	$178,909
Joseph D. O’Leary	June 7, 2022	5,527	$178,909
Doug G. Rauch	June 7, 2022	5,527	$178,909

(1)	Stock awards represent RSUs which cliff vest on the first anniversary of the grant date, in each case assuming continued service through the vesting date.

(2)

The market value of unvested RSUs was calculated by multiplying the number of unvested RSUs held by the applicable named director by the closing market price of our common stock on the NASDAQ Global Select Market on the last trading day of fiscal 2022, December 30, 2022, which was $32.37 per share.

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Executive Officers

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of April 10, 2023:

Name	Age	Position

Jack L. Sinclair	62	Chief Executive Officer

Nicholas Konat	45	President and Chief Operating Officer

Lawrence (“Chip”) P. Molloy	61	Chief Financial Officer / Treasurer

J. Scott Neal	56	Chief Merchandising Officer

Dan J. Sanders	64	Chief Store Operations Officer

David M. McGlinchey	50	Chief Strategy Officer

Brandon F. Lombardi	45	Chief Legal Officer / Corporate Secretary

Alisa Gmelich	51	Senior Vice President, Chief Marketing Officer

Kim Coffin	55	Senior Vice President, Chief Forager

Joseph Hurley	56	Chief Supply Chain Officer

Timmi Zalatoris	47	Chief Human Resources Officer

Jack L. Sinclair’s biography is set forth under the heading “Our Board” above.

Nicholas Konat joined our company in March 2022 as our President and Chief Operating Officer to oversee the company’s operations, marketing, merchandising, and innovation functions. Mr. Konat previously served as the Chief Merchandising Officer at Petco Health and Wellness Company, Inc. (NASDAQ: WOOF), a leading brand in the U.S. pet care industry, from October 2018 to March 2022. Mr. Konat joined Petco in September 2015 as Vice President of Brand, Product Innovation and Design before being promoted to Vice President of Private Brands and Merchandising in June 2017 and Senior Vice President – General Manager in January 2018. Prior to joining Petco, Mr. Konat served as Director of Food Merchandise Planning at Target Corporation (NYSE: TGT), capping a more than nine-year career at Target where he held a range of merchandising, planning and leadership roles across the food and fashion categories. Mr. Konat also spent six years with Accenture plc (NYSE: ACN), a multinational professional services company. Mr. Konat holds an honors bachelor’s degree in political science and government from St. John’s University.

Lawrence (“Chip”) P. Molloy served as a member of our board of directors from 2013 until his appointment as our Chief Financial Officer in September 2021. Mr. Molloy also served as our Interim Chief Financial Officer from June 2019 to February 2020. Mr. Molloy most recently served as Chief Financial Officer of Pathway Vet Alliance, a nationwide veterinary services network, from May 2021 to September 2021. Mr. Molloy also served as Interim Chief Executive Officer of Torrid LLC, a plus-sized fashion retailer, from January to August 2018, and served on Torrid’s board from August 2018 to May 2021. Previously, Mr. Molloy served as the Chief Financial Officer of Under Armour, Inc. (NYSE: UA) from January 2016 to February 2017. Mr. Molloy served as a director of Party City Holdco Inc. (NYSE: PRTY) from December 2013 to June 2016 and Wingstop Inc. (NASDAQ: WING) from February 2015 to March 2016. Mr. Molloy served as Senior Advisor to Roark Capital Group, a private equity firm, from October 2014 to December 2015. Prior to that, Mr. Molloy served as Special Advisor to PetSmart, Inc., a formerly publicly traded specialty pet retailer, from June 2013 until April 2014, and had served as Chief Financial Officer of PetSmart from September 2007 until June 2013. Prior to PetSmart, Mr. Molloy was employed by Circuit City Stores, Inc. in various finance leadership roles. He served ten years in the U.S. Navy as a fighter pilot, retiring from the Navy Reserve with a rank of Commander. In July 2022, Mr. Molloy was appointed to the board of directors of Sally Beauty Holdings, Inc. (NYSE: SBH), a leading seller and distributor of professional beauty supplies. He holds an M.B.A. from the University of Virginia’s Darden School of Business and a B.S. from the United States Naval Academy.

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J. Scott Neal has served as our Chief Merchandising Officer since March 2022, having previously served as our Chief Fresh Merchandising Officer from June 2020 to March 2022. Mr. Neal was previously Senior Vice President and General Merchandise Manager for the fresh food division of Walmart U.S., where he oversaw quality control and merchandising of produce, meat and seafood from 2013 to June 2020. Mr. Neal served Walmart over a 24-year career, including as Vice President – Meat and Seafood from 2011 to 2013, Vice President – Divisional Merchandising Manager of Meat from 2009 to 2011, Vice President – Divisional Merchandising Manager of Commercial Bread and Bakery from 2007 to 2009, and Vice President of International Merchandising from 2000 to 2007. Mr. Neal served as a member of the board of directors of Feeding America from 2016 to 2020 and earned a B.A. in Economics from Brigham Young University.

Dan J. Sanders has served as our Chief Store Operations Officer since March 2022, having previously served as our Chief Operations Officer since October 2016. Mr. Sanders joined our company as Executive Vice President of Store Operations in July 2015, and previously served as President of Albertsons Southern California and President of Acme Markets, both while affiliated with Supervalu Inc., from March 2010 through March 2013. Additionally, Mr. Sanders served as Chief Executive Officer of United Supermarkets, LLC from June 2004 until February 2010. Prior to serving at United Supermarkets, Mr. Sanders was Division President and a Principal at AdPlex, a retail consulting firm specializing in advertising production and content management technology to Fortune 500 companies, from August 1997 to February 2003. Mr. Sanders is also a military veteran with more than a decade of service as a pilot in the United States Air Force. He holds an M.B.A. from Pepperdine University’s Graziadio School of Business and Management and a B.A. from Lubbock Christian University.

David M. McGlinchey has served as our Chief Strategy Officer since April 2022 and oversees our new store format development, real estate site selection, store planning and portfolio optimization functions. Mr. McGlinchey previously served our company as Chief Format Officer from February 2020 to April 2022, Chief Merchandising Officer from August 2018 to February 2020 and Senior Vice President of Merchandising Services from July 2017 to August 2018. Before joining Sprouts, Mr. McGlinchey served as Vice President and Chief Grocery Merchant for Sears Holding Corporation from September 2013 through December 2016 and Senior Vice President of Merchandising and Marketing for the Shaw’s and Star Market banners of Supervalu Inc. from March 2010 through April 2013. Earlier, he served in a number of leadership roles of increasing responsibility over a 14-year span at Stop & Shop/Giant Food, including Senior Vice President of Merchandising Support, Vice President of Grocery Merchandising, Director of Dry Grocery Merchandising and Category Manager. Mr. McGlinchey holds a B.S. in Economics and Finance from Bentley University and an M.B.A. from Bentley University’s McCallum Graduate School of Business.

Brandon F. Lombardi has served as our Chief Legal Officer and Corporate Secretary since January 2012, and previously served as our Chief Human Resources and Legal Officer from October 2016 to January 2021. Prior to joining our company, Mr. Lombardi was a corporate and securities attorney at the international law firm of Greenberg Traurig, LLP from 2002 to January 2012, having worked in the firm’s Los Angeles and Phoenix offices. While in private practice, Mr. Lombardi served as outside general counsel and corporate secretary to public and private companies in a wide range of industries, specializing in corporate governance, securities and corporate law, and mergers and acquisitions. While acting as our outside counsel, Mr. Lombardi led our merger with Henry’s Farmers Market in April 2011. Mr. Lombardi holds a J.D. from the Sandra Day O’Connor College of Law at Arizona State University and a B.S. in Global Business from Arizona State University.

Alisa Gmelich joined our company in December 2022 as our Senior Vice President, Chief Marketing Officer. Before joining Sprouts, Ms. Gmelich served as Chief Brand Officer of Auntie Anne’s LLC, the world’s largest hand-rolled soft pretzel franchise, from December 2020 to November 2022. Prior to joining Auntie Anne’s, Ms. Gmelich served International House of Pancakes, a leading family dining restaurant and subsidiary of Dine Brands Global, Inc. (NYSE: DIN), as its Vice President of Marketing from January 2014 to August 2020 and Executive Director of U.S. Field Marketing from January 2012 to January 2014. Prior to serving at International House of Pancakes, Ms. Gmelich served in various marketing and sales capacities

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Executive Officers

at Burger King Corporation from June 2004 to January 2012, culminating as Director of U.S. Marketing and Sales, Field Marketing. Ms. Gmelich has served as a board member of the Women’s Foodservice Form, a non-profit organization accelerating the advancement of women leaders in the food industry, since January 2020. Ms. Gmelich holds a B.A. in Business Administration and Art History from the University of California, Riverside, as well as a Lean Six Sigma Green Belt issued by Villanova University.

Kim Coffin was appointed our Senior Vice President, Chief Forager in April 2022 and oversees our Sprouts Brand private label and product innovation and culinary functions. Ms. Coffin previously served as our Senior Vice President of Non-Perishables from February 2020 to April 2022 and our Vice President of Grocery from May 2012 to February 2020. Ms. Coffin served as Senior Director of Sales and Merchandising for Sunflower Farmers Market prior to our acquisition of Sunflower in May 2012. Prior to Sunflower, Ms. Coffin held various grocery roles at Albertsons Companies from 1987 to 2010. Ms. Coffin holds a bachelor’s degree in Business from Portland State University.

Joseph Hurley was appointed our Chief Supply Chain Officer in March 2023 and oversees our distributors, third-party logistics providers, distribution centers, transportation, replenishment and inventory management functions. Mr. Hurley previously served as our Senior Vice President of Supply Chain from April 2019 to March 2023. Before joining Sprouts, Mr. Hurley served Giant Eagle, Inc. as its Senior Vice President of Supply Chain from March 2012 to April 2019 and Vice President of Distribution and Logistics from January 2010 to March 2012. Prior to Giant Eagle, Joe worked in supply chain leadership roles at SuperValu, Inc. Mr. Hurley holds a B.A. in Economics from Virginia Military Institute and Master of Science in Business Administration from California University of Pennsylvania.

Timmi Zalatoris was appointed our Chief Human Resources Officer in March 2023, having previously served as our Senior Vice President of Human Resources from January 2021 to March 2023, Vice President of Human Resources from June 2018 to December 2020 and Senior Director of Talent from March 2017 to May 2018. Prior to joining Sprouts, Ms. Zalatoris served Payless ShoeSource as its Head of Talent Management from November 2014 to March 2017 and Director of Staffing and Recruitment from January 2012 to November 2014. Prior to Payless, Ms. Zalatoris held various human resources leadership roles at Collective Brands, Ferrell Companies and Ferrellgas. Ms. Zalatoris holds a B.A. in Anthropology from the University of Houston.

Each of our executive officers serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

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Executive Compensation

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of the compensation of each person who served as our principal executive officer or principal financial officer during fiscal 2022 and our three other most highly compensated executive officers for fiscal 2022, which we collectively refer to as our “named executive officers” or “NEOs”. Our named executive officers for fiscal 2022 were:

Name	Title
Jack L. Sinclair	Chief Executive Officer and Director
Lawrence P. Molloy	Chief Financial Officer / Treasurer
Nicholas Konat(1)	President and Chief Operating Officer
J. Scott Neal	Chief Merchandising Officer
Brandon F. Lombardi	Chief Legal Officer / Corporate Secretary

(1)	Mr. Konat was appointed President and Chief Operating Officer on March 21, 2022.

Unless otherwise provided below, this Compensation Discussion and Analysis will generally apply to all of our named executive officers.

Section One – Overview and Executive Summary

2022 Fiscal Year Performance

2022 was another year of meaningful accomplishments for our company, as we navigated a very challenging retail environment due largely to elevated inflationary conditions and continued supply chain difficulties. Despite these challenges, we achieved the following accomplishments during fiscal 2022, including:

•	Opened 16 new stores, representing unit growth of over 3% from year-end 2021 store count;

•	Launched approximately 8,400 new products in our stores;

•	Net sales of $6.4 billion, a 5% increase from 2021;

•	Comparable store sales growth of 2.2%;

•	Net income of $261 million compared to net income of $244 million in 2021;

•	Diluted earnings per share of $2.39 compared to $2.10 diluted earnings per share in 2021; and

•	Generated cash flow from operations of $371 million.

During fiscal 2022, we continued to execute on our growth strategy that we believe will position us for long-term success. As described in the ‘Business Summary’ section above, this strategy focuses on the following areas:

•	Win with target customers;

•	Update format and expand in select markets;

•	Create an advantaged fresh supply chain;

•	Refine brand and marketing approach;

•	Inspire and engage our talent to create a best place to work; and

•	Deliver on financial targets.

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Executing on these strategic initiatives has significantly improved our margin structure above our 2019 baseline and has laid the foundation from which we expect to continue to invest and grow. In fiscal 2022, our board of directors approved a $600 million share repurchase authorization through the end of fiscal 2023, demonstrating the board’s confidence in our future and growth strategy. We repurchased 6.9 million shares of common stock in 2022 for a total investment of $200 million.

Compensation Program Background and Philosophy

Our executive compensation program is designed and administered by the compensation committee of our board of directors that is comprised entirely of independent directors. The program is intended to attract, motivate and retain executives and reward the creation of stockholder value. We seek to provide executive compensation packages that are competitive with comparable companies and reward the achievement of short-term and long-term performance goals.

Like most companies, we use a combination of fixed and variable compensation to reward and incentivize strong performance as well as to align the interests of our executives with those of our stockholders. When making compensation decisions, the compensation committee takes into consideration the value of target total direct compensation (referred to as “TDC”) provided to executives and where that value falls in relation to comparable companies (our peer group along with other market competitors). The compensation committee generally looks to position the value of target TDC around the market median, which we believe will enable us to remain competitive in attracting and retaining qualified executive officers. Our compensation committee’s decisions on target compensation are also influenced by a variety of additional factors, including compensation mix, the executive’s performance, skills, experience, time in the role, retention risk, difficulty to replace and scope of responsibility.

Executive Summary of Our Fiscal 2022 Executive Compensation Program

Our compensation committee has developed an executive compensation program that is designed to align pay with company performance, motivate and incentivize our executive leadership team and be competitive with market practices. Our fiscal 2022 executive compensation program was substantially similar to our fiscal 2021 program. For 2022, our pay mix consisted of base salary, the opportunity to earn annual performance-based cash bonuses based on our achievement of Plan EBIT1 (as defined below) and comparable store sales performance goals and equity incentives consisting of time-vesting restricted stock units (referred to as “RSUs”) and stock options and performance-based restricted stock (referred to as “performance shares”) based on our achievement of a Plan EBIT target over a three-year performance period. We have no pension plans or other executive retirement plans except our 401(k) plan that is available to all team members, and limited executive perquisites consisting primarily of payment of health and life insurance premiums for certain of our named executive officers.

We believe that this mix of compensation closely links executive officer compensation to company performance, as a majority of our NEOs’ total compensation is at-risk. For 2022:

•	we achieved 101.2% of our Plan EBIT target goal and 115.7% of our comparable store sales target goal, resulting in a weighted payout of 111.3% under our annual performance-based cash bonus; and

•	we exceeded the maximum performance level for our performance shares granted in 2020 for our fiscal 2022 Plan EBT[1] (as defined below) goal.

1 EBIT is a non-GAAP financial measure that is explained and reconciled to the comparable GAAP measure in Appendix A to this proxy statement. We define “Adjusted EBIT” as net income before interest expense and provision for income tax, excluding certain special items we do not consider representative of our ongoing financial performance. We define “Plan EBIT” as Adjusted EBIT, as may be further adjusted for any income or expense that is unusual, non-recurring or extraordinary, as the compensation committee of our board deems appropriate. For 2022, no further adjustments were made to Adjusted EBIT to arrive at our Plan EBIT. Similarly, we define “Plan EBT” as net income before provision for income tax, excluding certain special items we do not consider representative of our ongoing financial performance. See Appendix A to this proxy statement for further explanation and reconciliation of non-GAAP measures.

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Accordingly, our executive officers were awarded payouts above target but below maximum levels under our annual performance-based cash bonus for our company’s performance during fiscal 2022, consistent with our pay-for-performance philosophy. Our performance shares granted in 2022 remain subject to a three-year Plan EBIT performance target before they may be earned.

2021 Say-on-Pay Vote and Stockholder Engagement

At our 2022 annual meeting, our “say-on-pay” advisory vote on the 2021 compensation of our named executive officers described in our 2022 proxy statement received approximately 90% support from votes cast by our stockholders. Our stockholders also approved our 2022 Omnibus Incentive Compensation Plan (referred to as the “2022 Plan”) with approximately 88% of votes cast. Our compensation committee took this strong approval into account as one of many factors it considered in connection with the discharge of its responsibilities during 2022 and attributed this level of support, in part, to many of the features of our company’s compensation program, including:

•	Engaging Korn Ferry, the compensation committee’s independent compensation consultant, to evaluate our incentive plan design and provide executive compensation benchmarking analysis;

•	Conducting calls with several significant stockholders and reviewing this feedback with our compensation committee;

•	Requiring a minimum performance threshold for our annual performance-based cash bonus plan before any bonus amount can be earned;

•

Utilizing a three-year performance period for our performance shares to better align our practices with the broader retail market and to better align our executive officers’ long-term incentives with the creation of long-term value; and

•	Utilizing EBIT as our 2022 performance share metric to continue providing greater emphasis on our core business.

Our compensation committee determined not to make significant structural changes to our executive compensation program in 2022 based on its review of benchmarking analyses performed by Korn Ferry and the strong level of stockholder support demonstrated by our 2021 say-on-pay vote. We continued our ongoing stockholder outreach efforts by contacting our largest 25 stockholders in late 2022 and early 2023 to determine if any wished to raise concerns related to our compensation or environmental, social and governance practices. Six stockholders collectively holding approximately 28% of our outstanding shares accepted our invitations, and we provided their feedback to our compensation committee, which continued to refine our executive compensation program for 2023, as a demonstration of its attention to corporate governance, stockholder feedback and its emphasis on the link between pay and performance.

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Executive Compensation

Section Two – Elements of our Compensation Program

The elements of our 2022 executive compensation program are presented below in summary format and more fully explained in the sections that follow:

Cash Compensation	Base Salary	Base salary is designed to provide a competitive fixed rate of pay recognizing different levels of responsibility and performance within our company, set generally near the 50th percentile of comparable companies.
	Performance-based Bonus	Our performance-based bonus is an annual cash incentive program designed to reward team members for achieving company sales and profitability goals.
Long-Term Incentive Compensation	Performance Shares	Performance shares are granted to incentivize long-term value creation for shareholders by focusing on company profitability over a three-year performance period. Performance shares represented 50% of the annual long-term incentive grant value in fiscal 2022 for our named executive officers.
	RSUs	Time-vesting RSUs are granted to provide incentive for long-term creation of stockholder value. RSUs vest in annual installments over three years and represented 25% of the annual long-term incentive grant value in fiscal 2022 for our named executive officers.
	Stock Options	Time-vesting stock options are granted to provide incentive for long-term creation of stockholder value. Time-based stock options vest in annual installments over three years and represented 25% of the annual long-term incentive grant value for our named executive officers in 2022.
Benefit Programs	Health, Welfare and Retirement Programs	Executives participate in the same benefit programs that are offered to other salaried team members. Our benefits are designed to provide market competitive benefits to protect team members’ and their covered dependents’ health and welfare and provide retirement benefits in the form of a 401(k) plan.
Other	Perquisites	Limited perquisites are provided to certain executives, primarily in the form of company-paid health and life insurance premiums.

Base Salary

Base salary is a fixed portion of compensation that reflects the compensation committee’s (and the Chief Executive Officer’s, in the case of other named executive officers) assessment of the individual named executive officer’s performance, skills, experience, time in the role and scope of responsibility. Base salaries are generally set at levels near the median of comparable companies and are reviewed on an annual basis to determine if any adjustments are required.

Performance-based Cash Bonus

We utilize performance-based cash incentives to motivate executives to attain short-term objectives that align with long-term business goals. Meeting or exceeding our annual business and financial goals is important to executing our business strategy and delivering long-term value to stockholders. Individual award opportunities vary by job level and are generally set so that, along with other components of compensation, the executives’ target TDC is competitive with comparable companies.

For 2022, our performance-based cash bonus plan was based upon (1) Adjusted EBIT, as further adjusted for any income or expense that is unusual, non-recurring or extraordinary, as the compensation committee of our board deems appropriate (referred to as “Plan EBIT”), and (2) comparable store sales growth. No incentive award was payable to executives unless a pre-established minimum of 95% of the target Plan EBIT goal or 98% of the target comparable store sales goal was exceeded. Incentive award payouts increased for performance up to a maximum of 120% of the target Plan EBIT goal and 106% of the target comparable store sales goal.

The performance-based cash bonus plan focuses executives on critical financial and operational goals. Our compensation committee believes that Plan EBIT is a primary indicator to our stockholders of our core business health, and its use achieves our desire to use a measure of profitability that drives stockholder value creating behaviors. The second measure, comparable store sales growth, focuses executive officers on both strengthening our core business and making our stores more productive.

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Executive Compensation

Each executive officer has a target performance-based cash bonus opportunity, expressed as a percentage of his or her base salary (referred to as the “Target Bonus”), with the ability to earn above or below that target based on our company’s actual performance.

In March 2022, the compensation committee and board of directors approved the financial and operational goals for the company. The compensation committee also reviewed and approved the Target Bonus opportunity for each executive officer. If Plan EBIT and comparable store sales growth were 100% of the established targets, our executive officers would be each entitled to receive 100% of such officer’s respective Target Bonus. In addition, each executive officer had the opportunity to earn up to 300% of such officer’s Target Bonus (referred to as “Total Bonus Opportunity”), subject to payout limitations set forth in our Sprouts Farmers Market, Inc. 2013 Incentive Plan (referred to as the “2013 Incentive Plan”). Payouts are interpolated ratably between the threshold and target amounts and the target and maximum amounts. The Target Bonus and Total Bonus Opportunity for our executive officers for 2022 were as follows:

Compensation Tier	Threshold Bonus (as % of Base Salary)	Target Bonus (as % of Base Salary)	Total Bonus Opportunity (as % of Base Salary)
Tier I (Chief Executive Officer)	0%	125%	348%
Tier II (Chief Financial Officer/President & Chief Operating Officer)	0%	100%	300%
Tier III (Chief Merchandising Officer)	0%	75%	225%
Tier IV (other named executive officers)	0%	60%	180%

Because such a large percentage of executive officer compensation is performance-based, our compensation committee invests significant time determining the annual financial target for our performance-based cash bonus program. In general, management makes the initial recommendation for the financial targets based upon our company’s annual board-approved budget, and these recommendations are reviewed and discussed by the compensation committee. The major factors used in setting one or more targets for a particular year are the results for the most recently completed year and the budget for the current year. Other factors taken into account may include general economic and competitive market conditions and industry dynamics. Our compensation committee sets the final corporate performance goals during our first quarter at levels our compensation committee believes are challenging for management to achieve.

Performance-based cash bonus payouts are determined in the first quarter of each year following completion of the plan year by measuring the performance against each award component. In determining whether the performance ranges are met, the compensation committee exercises its judgment whether to reflect or exclude the impact of changes in accounting principles and extraordinary, unusual or infrequently occurring events. For 2022, no further adjustments were made to Adjusted EBIT to arrive at our Plan EBIT. The 2022 incentive award target goals and 2022 results and corresponding bonus percentages relative to the target amounts are shown below.

Weighting	Rationale for Measure	Threshold Goal	Target Goal	Maximum Goal	2022 Results	Bonus Payout Percentage
Plan EBIT (75%)	Reflects overall business health and is a measure of profitability that is used by our management and drives stockholder value	$336.4 million	$354.2 million	$425.0 million	$358.4 million(1) (101.2% of target)	111.7%

Comparable Store Sales (25%)	Demonstrates strength in core business	0.4%	1.9%	8.0%	2.2% (115.7% of target)	109.8%

(1)	See Appendix A to this proxy statement for a reconciliation of this non-GAAP measure.

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Executive Compensation

Based on these results, our named executive officers earned a 2022 cash incentive award of 111.3% of their respective Target Bonus amounts based on operating results that achieved 101.2% of the Plan EBIT target goal (weighted 75% and corresponding to a 111.7% bonus payout percentage) and 115.7% of the comparable store sales target goal (weighted 25% and corresponding to a 109.8% bonus payout percentage). See “Summary Compensation Table” for actual amounts paid under our 2022 performance-based cash incentive program.

Equity Incentive Compensation

Each year we grant equity-based long-term awards to executive officers and key team members to motivate and reward them for creating long-term stockholder value. Long-term incentive awards are generally established so that, when added to total cash compensation, the target TDC for an individual executive is generally competitive around the market median of comparable companies. In 2022, our compensation committee determined to grant to our executive officers performance shares, time vesting RSUs and stock options. The value of such equity awards increases or decreases as a result of changes in the market price of our common stock, which directly aligns the interests of our named executive officers with our stockholders.

Award	Weighting	Vesting Terms and Other Conditions
Performance Shares	50%

For 2022, all of our named executive officers received 50% of their equity incentive compensation as performance shares. Performance shares are designed to reward cumulative performance over a three-year performance period and are subject to our company achieving a Plan EBIT performance target for fiscal 2024 based on our financial objectives. If the 2024 Plan EBIT target is achieved, the performance shares will be considered “earned” and will generally vest on the third anniversary of the grant date, subject to continued employment. The performance shares are subject to threshold achievement of 90% of the Plan EBIT performance target, and if the Plan EBIT performance target is exceeded, our named executive officers may earn performance shares greater than the target amount, up to 200%. Performance goals and outcomes will be disclosed following the performance period.

The target number of shares of our common stock subject to performance shares is determined by the 20-day trailing average closing price for our common stock as reported on the grant date. As our 2022 performance shares measure Plan EBIT over a three-year performance period, we will measure the Plan EBIT performance target subsequent to the end of fiscal 2024 to determine if performance shares will be earned.

RSUs	25%	For 2022, all of our named executive officers received 25% of their equity incentive compensation as RSUs. Our named executive officers received time-vesting RSUs that vest one-third on each anniversary of the grant date. The number of shares of our common stock granted as RSUs is determined by the 20-day trailing average closing price for our common stock as reported on the grant date.
Stock Options	25%	For 2022, all of our named executive officers received 25% of their equity incentive compensation as stock options. The exercise price of the stock options equals the closing price on the date of grant. Stock options vest one-third on each anniversary of the grant date and expire after seven years. The number of shares of our common stock granted as stock options is determined by the Black-Scholes model for option valuation on the grant date.

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Executive Compensation

Performance conditions for the performance shares granted in 2022 will be evaluated based on our 2024 Plan EBIT; goals for 2024 Plan EBIT are not disclosed as this would create competitive harm. While future results cannot be predicted, the compensation committee believes that the 2024 Plan EBIT target was set at a level such that achievement of the target would reflect a strong performance on the part of the executive officers and that payout at the maximum would occur only upon the achievement of results substantially in excess of internal and market expectations at the time the target was set. The performance shares granted in 2022 were substantially identical in structure to those granted in 2020, with awards based on company profitability over a three-year performance period. The goals for performance shares granted in 2020 based on 2022 results and corresponding payout percentages relative to the target amounts are shown below.

Weighting	Rationale for Measure	Threshold Goal	Target Goal	Maximum Goal	2022 Results	Payout Percentage
Plan EBT (100%)	Reflects overall business health and is a measure of profitability that is used by our management and drives stockholder value	$206.0 million	$216.8 million	$249.4 million	$349.3 million(1) (161.1% of target)	200%

(1)	See Appendix A to this proxy statement for a reconciliation of this non-GAAP measure.

Benefits and Perquisites

We provide our named executive officers with benefits that the compensation committee of our board of directors believes are reasonable and in the best interests of our company and our stockholders. Consistent with our compensation philosophy, we maintain competitive benefit packages for our named executive officers. The compensation committee, in its discretion, may revise, amend or add to an officer’s benefits if it deems it advisable. We believe these benefits are generally equivalent to benefits provided by comparable companies.

•

Retirement Plan Benefits. We sponsor a 401(k) defined-contribution plan (referred to as the “401(k) Plan”) covering substantially all eligible team members, including our named executive officers. Team member contributions to the 401(k) Plan are voluntary. Contributions by participants are limited to their annual tax deferred contribution limit by the Internal Revenue Service. We match an amount of 50% of every dollar contributed up to the first 6% of the eligible compensation deferred by a participant.

•

Health and Welfare Benefits. We offer medical, dental, vision, life insurance, short-term and long-term disability insurance and accidental death and dismemberment insurance for all eligible team members. Named executive officers are eligible to participate in the same plans as other eligible team members.

•

Perquisites. We pay the premium amounts for medical, dental, vision, life insurance, short-term and long-term disability insurance and accidental death and dismemberment insurance plans on behalf of certain of our named executive officers, and impute income related to the limited personal use of our corporate aircraft by certain of our executive officers.

Section Three – How Executive Pay is Established

Role of Our Compensation Committee

Our compensation committee, which is comprised entirely of independent directors, is responsible for overseeing our executive compensation policies and programs with the goal of maintaining compensation that is competitive and reflects the long-term interests of our stockholders. You can learn more about the compensation committee’s purpose, responsibilities, and structure by reading the committee’s charter posted

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Executive Compensation

on our investor relations website at investors.sprouts.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement.

While our Chief Executive Officer and other executive officers may attend meetings of the compensation committee or our board of directors from time to time, the ultimate decisions regarding executive officer compensation are made solely by the members of our compensation committee. These decisions are based not only on our compensation committee’s deliberations, but also on input requested from management or outside advisors, including our compensation committee’s independent compensation consultant, with respect to, among other things, market data analyses. The final decisions relating to our Chief Executive Officer’s compensation are determined solely by our compensation committee. Decisions regarding other executive officers are made by our compensation committee after considering recommendations from our Chief Executive Officer.

Role of the Compensation Consultant

Our compensation committee may periodically engage the services of independent compensation consultants to provide advice in connection with making executive compensation determinations. The chairperson of our compensation committee, in consultation with other committee members, defines the scope of any consultant’s engagement and related responsibilities. These responsibilities may include, among other things, advising on issues of executive compensation and equity compensation structure and assisting in the preparation of compensation disclosure for inclusion in our SEC filings. In fulfilling its responsibilities, the independent compensation consultant may interact with management or our other outside advisors to the extent necessary or appropriate.

In 2022, our compensation committee engaged Korn Ferry as its independent compensation consultant to provide the committee with an executive compensation assessment, peer group analysis, incentive plan design review and related compensation advice. The compensation committee’s independent compensation consultant provides analyses that inform the committee’s decisions, but it does not decide or approve any compensation decisions. Korn Ferry representatives met with the chairperson of the compensation committee, with certain members of our management team, and with our compensation committee, as requested.

The compensation committee considered the factors set forth in the NASDAQ Stock Market rule regarding compensation advisor independence. Specifically, the compensation committee analyzed whether the work of Korn Ferry as compensation consultant raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to our company by Korn Ferry; (ii) the amount of fees from our company paid to Korn Ferry as a percentage of Korn Ferry’s total revenue; (iii) the policies and procedures of Korn Ferry that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Korn Ferry or the individual compensation advisors employed by Korn Ferry with an executive officer of our company; (v) any business or personal relationship of the individual compensation advisors with any member of the compensation committee; and (vi) any stock of our company owned by Korn Ferry or the individual compensation advisors employed by Korn Ferry. The compensation committee considered the above factors related to compensation advisor independence and based on the foregoing, the committee concluded that Korn Ferry was independent.

Our compensation committee intends to continue its practice of retaining executive compensation consultants from time to time, as our compensation committee deems appropriate, to advise our compensation committee with respect to its compensation policies and provide compensation data from comparable companies.

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Management’s Role in Compensation Decisions

Members of our human resources, finance and legal departments work with our Chief Executive Officer to recommend changes to existing compensation plans and programs, to recommend financial and other targets to be achieved under those programs, to prepare analyses of financial data and other briefing materials to assist the compensation committee in making its decisions and, ultimately, to implement the decisions of our compensation committee.

Our Chief Executive Officer is actively engaged in setting compensation for other executives through a variety of means, including recommending for committee approval the financial goals and the annual variable pay amounts for our executive team. Our Chief Executive Officer works closely with our Chief Human Resources Officer and the chairperson of the compensation committee in analyzing relevant market data to determine base salary and annual target bonus opportunities for senior management and to develop targets for our short- and long-term incentive plans. Our Chief Executive Officer is subject to the same financial performance goals as our other executive officers, all of which are ultimately determined and approved by our compensation committee with reference to the board-approved budget and any other information the committee deems necessary.

Compensation Levels and Benchmarking

We benchmark our executive compensation against a peer group of companies with which we may compete for executive talent. Market pay data for the peer group for 2022 was gathered through publicly available information and compensation surveys conducted by Korn Ferry. When making compensation decisions, the compensation committee takes into consideration the value of TDC provided to executives and where that value falls in relation to comparable companies (our peer group discussed below, along with other market survey data). While the compensation committee does not target a specific percentile of comparable companies when making decisions regarding individual compensation components, the committee generally looks to position the value of target TDC to be competitive with the market median of comparable companies, with exceptions made based on the committee’s analysis of key factors, as discussed below.

The peer group is periodically evaluated and updated to ensure the companies in the group remain relevant to us based on our changing size and other factors. For 2022, our compensation committee reviewed the compensation of our executive officers and compared it with that of both our peer group companies and broader, composite market survey data provided by our compensation consultant. In assessing the appropriateness of peer companies, the compensation committee considered the following criteria for our peer group in 2022: annual revenues; food retail, as well as broader retail; comparable financial metrics; talent market that represents the market for executive talent for our company; and the peer groups used by proxy advisory firms.

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The peer group of 12 companies which, along with broader market survey data, was used for benchmarking purposes in fiscal 2022 is set forth below.

Company	Revenue for Most Recent FYE (in millions)	Market Value as of Most Recent FYE (in millions)
Casey’s General Stores, Inc.	$14,941	$8,359
Tractor Supply Company	$13,518	$24,851
Dick’s Sporting Goods, Inc.	$12,124	$10,034
Ulta Beauty, Inc.	$9,711	$23,867
Spartan Nash Co.	$9,427	$1,066
Burlington Stores, Inc.	$8,567	$13,124
Petco Health and Wellness Co.	$5,972	$2,521
Big Lots, Inc.	$5,657	$426
Sally Beauty Holdings, Inc.	$3,816	$1,340
Grocery Outlet Holding Corp.	$3,430	$2,840
Designer Brands Inc.	$3,378	$622
Five Below, Inc.	$2,950	$9,819
75th Percentile	$10,314	$10,806
50th Percentile	$7,270	$5,599
25th Percentile	$3,719	$1,271
Sprouts Farmers Market (as of January 1, 2023)	$6,404	$3,401

Based on input from Korn Ferry, the compensation committee reviewed the peer group in the fourth quarter of 2021, and based on the evaluation criteria, the committee approved the removal of The Michaels Companies, Inc. (which became a private company in April 2021) and the addition of Petco Health and Wellness Company, Inc. to our peer group for 2022. The peer group was again reviewed during 2022 and no further changes were made for 2023 based on the compensation committee’s review of data provided by Korn Ferry.

Our compensation committee may vary from its general approach for various elements of compensation depending on the committee’s analysis of key factors, such as performance, contributions to the business, ability to replace with a high-quality candidate in our unique industry/model or disruption to our business if an executive were to exit.

Section Four – 2022 Named Executive Officer Pay Actions

2022 Compensation Actions

In 2022, the compensation committee approved the following compensation and awards for our named executive officers after considering each officer’s individual achievements and contributions toward our long-term strategic goals, our peer group and market survey data and the accomplishments of the company.

Name	Base Salary	Target Bonus	RSU Awards	Performance Share Awards	Stock Option Awards	Target TDC
Jack L. Sinclair	$1,150,000	$1,437,500	$1,006,250	$2,012,500	$1,006,250	$6,612,500
Lawrence P. Molloy	$875,000	$875,000	$273,438	$546,875	$273,438	$2,843,750
Nicholas Konat(1)	$700,000	$700,000	$218,750	$437,500	$218,750	$2,275,000
J. Scott Neal(2)	$615,000	$461,250	$153,750	$307,500	$153,750	$1,691,250
Brandon F. Lombardi	$490,000	$294,000	$122,500	$245,000	$122,500	$1,274,000

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Executive Compensation

(1)

Mr. Konat was appointed President and Chief Operating Officer on March 21, 2022, and his base salary was prorated from that day. Amounts in the table do not include a sign-on cash award of $650,000 and a sign-on restricted stock unit grant of $3,000,000 approved by the compensation committee. See – “Summary Compensation Table” and “Grant of Plan-Based Awards.”

(2)

RSU awards for Mr. Neal do not include an additional equity grant of RSUs with a value of $100,000 granted to Mr. Neal in March 2022 in connection with added responsibilities assumed in his role as Chief Merchandising Officer. See – “Summary Compensation Table” and “Grant of Plan-Based Awards.”

•

Base Salary: In the Summary Compensation Table, the base salary for Mr. Konat is prorated based on his date of hire in 2022. In addition, as increases in base salary become effective in late February of each year, the base salaries for Messrs. Sinclair, Neal and Lombardi reflect approximately two months at their respective 2021 base salary rate and the remaining portion of the year at their respective 2022 rate. The table below reflects changes in our named executive officers’ salaries from the prior year.

Name	2021 Base Salary	2022 Base Salary	% Change
Jack L. Sinclair	$1,122,000	$1,150,000	2.5%
Lawrence P. Molloy	$875,000	$875,000	—
Nicholas Konat	—	$700,000	—
J. Scott Neal	$600,000	$615,000	2.5%
Brandon F. Lombardi	$475,000	$490,000	3.2%

•

Short-Term Incentive Awards: We achieved 101.2% of the target Plan EBIT goal (which comprised 75% of the Target Bonus amount and corresponded to a bonus payout percentage of 111.7%) and 115.7% of the target comparable store sales goal (which comprised 25% of the Target Bonus amount and corresponded to a bonus payout percentage of 109.8%), which collectively resulted in a 2022 cash incentive award of 111.3% of the Target Bonus amount for each named executive officer. This was calculated under the terms of the plan as described in “Section Two – Elements of Our Executive Compensation Program.”

•

Long-Term Incentive Grants (Performance Shares, RSUs and Stock Options): The compensation committee approved the long-term incentive grant for each named executive officer in 2022 with a view towards aligning a large portion of executive pay with the interests of our stockholders. All named executive officers received 50% of their annual equity awards in the form of performance shares with a three-year Plan EBIT target, 25% in the form of RSUs, and 25% in the form of stock options.

To demonstrate our focus on pay-for-performance, each element of compensation for 2022 target amounts as approved by the compensation committee is set forth as a percentage of target TDC in the following chart.

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Executive Compensation

Section Five – Executive Compensation Governance

Stock Ownership Guidelines

To further align the long-term interests of our executives and our stockholders, our board maintains stock ownership guidelines applicable to our Chief Executive Officer and other executive officers. Within five years of appointment to their position, our Chief Executive Officer must obtain and maintain beneficial ownership of shares of Sprouts stock equal in market value to five times his current annual base salary, and our other executive officers must maintain beneficial ownership of shares of Sprouts stock equal in market value to two times his or her respective current annual base salary. As of fiscal 2022 year-end, each of our named executive officers met these guidelines.

ESG Considerations in Executive Compensation

ESG is embedded into our company strategy, and our executives’ performance in executing our strategy is considered when our board makes compensation decisions. One of our strategic initiatives is creating an advantaged fresh supply chain by opening distribution centers closer to our stores, which reduces food waste, lowers our transportation-related carbon footprint, increases access to local farmers, and provides fresher produce for our customers. Another key initiative is inspiring and engaging our talent to create a best place to work by maintaining a safe, rewarding, diverse, and inclusive place to work for our team members. Our executive leadership responsible for these initiatives are evaluated and compensated based, in part, on the success of these initiatives. In addition to this qualitative assessment of performance against these important ESG criteria, the compensation committee of our board of directors will continue to explore mechanisms for incorporating appropriate ESG metrics into our executive compensation program.

Change-in-Control and Severance Arrangements

Our executive severance and change-in-control plan provides that our Chief Executive Officer is eligible for two to three years of severance benefits upon certain events, including an involuntary termination of employment or termination of employment in connection with a change in control, and our other executive officers are eligible for one to two years of severance benefits upon certain events, including an involuntary termination of employment or a termination of employment in connection with a change in control. For further information regarding compensation payable to each of our named executive officers in the event of termination of such officer’s employment, see – “Potential Payments Upon Termination or Change in Control”.

Hedging and Pledging Policy

Our insider trading policy expressly prohibits transactions involving hedging or pledging of Sprouts shares by directors, officers or team members without the approval of our Chief Legal Officer, who would review risks of proposed transactions.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally does not permit publicly traded companies to take income tax deductions for compensation paid to our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers to the extent that compensation exceeds $1 million per officer in any taxable year. Although our compensation committee considers tax consequences as a factor when it makes compensation decisions, it retains the discretion and flexibility to make compensation decisions resulting in the grant of non-deductible compensation to the extent it deems that it is appropriate.

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Clawback of Certain Compensation Following Restatement of Financial Statements

Our corporate governance guidelines provide that if the board of directors learns of any misconduct by an officer that contributed to our company having to restate all or a portion of our financial statements, it shall take such action as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, take remedial action against such officer in a manner it deems appropriate. In determining what remedies to pursue, the board of directors will take into account all relevant factors, including whether the restatement was the result of negligence or intentional or gross misconduct. The board of directors will, in all appropriate cases, require reimbursement of any bonus or incentive compensation (including recovery of gains from previously issued equity awards) awarded to an officer or effect the cancellation of unvested restricted, deferred stock awards previously granted to the officer if: (i) the amount of the bonus, incentive compensation or stock award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, (ii) the executive engaged in intentional misconduct that caused or partially caused the need for the restatement and (iii) the amount of the bonus, incentive compensation or stock award that would have been awarded to the officer had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the board of directors, in its full and complete discretion, may dismiss the officer, authorize legal action for breach of fiduciary duty or take such other action to enforce the officer’s obligations to our company as the board of directors determines fit the facts surrounding the particular case.

Risk Considerations

Our board of directors does not believe that our 2022 compensation policies and practices create risks that are reasonably likely to have a material adverse effect on our company for the following reasons:

•	we believe our fixed pay is competitive given our size and stage of development;

•

our variable pay is based on achieving short-term financial goals; we set a threshold for financial targets below which no bonus payment can be made; and cash bonuses are awarded at amounts that are capped to avoid windfall payouts; and

•

long-term performance is rewarded through grants of options and RSUs that provide retention value only if our stock remains stable or increases and performance shares that are valuable only if our company achieves certain financial targets, which aligns our executives’ interests with those of our equity holders. In addition, the number of shares that can be earned is capped.

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COMPENSATION COMMITTEE REPORT

Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the compensation committee recommended to our board of directors, and our board of directors approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended January 1, 2023 for filing with the SEC.

Joel D. Anderson, Chairperson

Terri Funk Graham

Joseph D. O’Leary

Compensation Committee Interlocks and Insider Participation

Our compensation committee is comprised of Joel D. Anderson, as Chairperson, Terri Funk Graham and Joseph D. O’Leary. No member of the committee had any contractual or other relationships with us during fiscal 2022 except as directors, nor has any member of the committee ever been an officer or team member of our company.

None of our executive officers currently serve, or in the past year have served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.

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Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers for fiscal 2022, 2021 and 2020.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Option Awards(3)	Stock Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)	Total
Jack L. Sinclair Chief Executive Officer(7)	2022	$1,145,693	—	$1,005,228	$3,144,640	$1,593,945	$16,181	$6,905,687
	2021	$1,118,616	—	$939,674	$3,242,414	$458,632	$13,784	$5,773,120
	2020	$1,121,154	—	$824,998	$2,503,868	$4,000,000	$15,456	$8,465,476
Lawrence P. Molloy Chief Financial Officer(8)	2022	$875,000	—	$273,155	$854,505	$973,875	$7,524	$2,984,059
	2021	$235,577	$500,000	—	$3,914,241	—	$1,881	$4,651,699
	2020	$315,000	—	—	—	—	$848	$315,848
Nicholas Konat President and Chief Operating Officer(9)	2022	$538,462	$650,000	$218,452	$3,819,495	$599,308	$85,970	$5,911,687

J. Scott Neal Chief Merchandising Officer(10)	2022	$612,693	—	$153,588	$584,618	$511,445	$11,509	$1,873,853
	2021	$600,000	—	$149,997	$482,588	$147,600	$8,981	$1,389,166
	2020	$323,077	$100,000	$74,994	$975,368	$450,000	$58,763	$1,982,202
Brandon F. Lombardi Chief Legal Officer(11)	2022	$487,692	—	$122,375	$382,770	$325,681	$11,896	$1,330,414
	2021	$475,000	—	$118,746	$489,279	$93,480	$12,441	$1,188,946
	2020	$484,135	—	$118,746	$360,397	$871,443	$2,565	$1,837,286

(1)	Fiscal 2020 salary consists of a 53-week year from December 30, 2019 through January 3, 2021.

(2)	The amounts in this column reflect sign-on bonuses in connection with the appointment of the named executive officers to their respective positions.

(3)

The amounts in this column reflect the aggregate grant date fair value of each option award granted during the fiscal year, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 26 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 1, 2023.

(4)

The amounts in this column reflect the aggregate grant date fair value of performance shares and RSUs granted during the fiscal year, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 26 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 1, 2023. Amounts shown with respect to unearned performance shares represent the expected value of the award, based on target level of performance. The value of such currently unearned performance shares at the maximum level of performance for the awards granted in fiscal 2022 would be $4,192,874 for Mr. Sinclair, $1,139,340 for Mr. Molloy, $914,066 for Mr. Konat, $640,603 for Mr. Neal and $510,380 for Mr. Lombardi.

(5)

Unless otherwise indicated, amounts shown in this column include bonuses earned in fiscal 2022, 2021 and 2020 under our performance-based cash incentive program, but not paid until fiscal 2023, 2022 and 2021, respectively, and are based on percentages of the actual base salary amounts earned by the named executive officers during such years.

(6)

Amounts in this column for 2022 include (a) medical and disability insurance premiums paid on behalf of Messrs. Sinclair and Lombardi; (b) life insurance premiums of $7,524, $7,524, $1,315, $4,482 and $1,225 paid on behalf of Messrs. Sinclair, Molloy, Konat, Neal and Lombardi, respectively; (c) health savings account contribution of $1,000 for Mr. Konat; (d) matching contributions to our 401(k) plan for Messrs. Konat, Neal and Lombardi; (e) $1,793 and $807 for personal use of our corporate aircraft by Messrs. Sinclair and Konat, respectively; and (f) relocation expenses of $73,698 paid on behalf of Mr. Konat.

(7)

On February 21, 2022, Mr. Sinclair’s base salary increased to $1,150,000. The 2022 amount reflects payment of his base salary of $1,122,000 from February 22, 2021 through February 20, 2022. The 2021 amount reflects payment of his base salary of $1,100,000 from December 29, 2020 through February 21, 2021.

(8)

Mr. Molloy served on our board of directors until he was appointed Chief Financial Officer on September 20, 2021. Amounts exclude compensation related to Mr. Molloy’s service on our board of directors. Salary amounts for 2020 are comprised of compensation paid to Mr. Molloy for his service as our Interim Chief Financial Officer from June 2019 to February 2020.

(9)

Mr. Konat was appointed President and Chief Operating Officer on March 21, 2022. In addition to his annual equity grant in fiscal 2022, Mr. Konat received a one-time sign-on grant of RSUs with a value of $3,000,000, which was intended to compensate him for compensation from his prior employer that he relinquished to join our company. See – “Grants of Plan-Based Awards”.

(10)

On February 21, 2022, Mr. Neal’s base salary increased to $615,000. The 2022 amount reflects payment of his base salary of $600,000 from December 29, 2020 through February 20, 2022. In addition to his annual equity grant in fiscal 2022, Mr. Neal received a grant of RSUs with a value of $100,000 in connection with added responsibilities assumed in his role as Chief Merchandising Officer.

(11)	On February 21, 2022 Mr. Lombardi’s base salary increased to $490,000. The 2022 amount reflects payment of his base salary of $475,000 from December 29, 2020 through February 20, 2022.

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Executive Compensation

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers for fiscal 2022.

	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (3)(#)	All Other Option Awards: Number of Securities Underlying Options (4)(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jack L. Sinclair	—		$0	$1,437,500	$4,000,000	—	—	—	—	—	—	—
	Mar. 15, 2022		—	—	—	16,654	66,617	133,234	—	—	—	$2,096,437
	Mar. 15, 2022		—	—	—	—	—	—	33,308	—	—	$1,048,203
	Mar. 15, 2022		—	—	—	—	—	—	—	95,229	$31.47	$1,005,228
Lawrence P.	—		$0	$875,000	$2,625,000	—	—	—	—	—	—	—
Molloy	Mar. 15, 2022		—	—	—	4,526	18,102	36,204	—	—	—	$569,670
	Mar. 15, 2022		—	—	—	—	—	—	9,051	—	—	$284,835
	Mar. 15, 2022		—	—	—	—	—	—	—	25,877	$31.47	$273,155
Nicholas	—		$0	$700,000	$2,100,000	—	—	—	—	—	—	—
Konat	Mar. 21, 2022		—	—	—	3,565	14,260	28,520	—	—	—	$457,033
	Mar. 21, 2022	(6)	—	—	—	—	—	—	97,783	—	—	$3,133,945
	Mar. 21, 2022		—	—	—	—	—	—	7,130	—	—	$228,517
	Mar. 21, 2022		—	—	—	—	—	—	—	20,270	$32.05	$218,452
J. Scott Neal	—		$0	$461,250	$1,383,750	—	—	—	—	—	—	—
	Mar. 15, 2022		—	—	—	2,545	10,178	20,356	—	—	—	$320,302
	Mar. 15, 2022	(7)	—	—	—	—	—	—	8,399	—	—	$264,317
	Mar. 15, 2022		—	—	—	—	—	—	—	14,550	$31.47	$153,588
Brandon F.	—		$0	$294,000	$882,000	—	—	—	—	—	—	—
Lombardi	Mar. 15, 2022		—	—	—	2,027	8,109	16,218	—	—	—	$255,190
	Mar. 15, 2022		—	—	—	—	—	—	4,054	—	—	$127,579
	Mar. 15, 2022		—	—	—	—	—	—	—	11,593	$31.47	$122,375

(1)

Amounts in these columns represent possible amounts payable under our 2022 performance-based cash incentive program. For fiscal 2022, cash bonuses to be awarded to each named executive officer were based on Plan EBIT and comparable store sales growth targets. The Target Bonus amounts for 2022 for Mr. Sinclair, Mr. Molloy, Mr. Konat, Mr. Neal and Mr. Lombardi were 125%, 100%, 100%, 75% and 60% of 2022 base salary, respectively. The maximum amount achievable by the named executive officers in 2022 was 300% of their respective Target Bonus, subject to applicable payout limitations in the Company’s 2013 Incentive Plan. In addition, 75% of the bonus criteria for each named executive officer was weighted towards Plan EBIT and 25% towards comparable store sales growth. See “Summary Compensation Table” for actual amounts paid under our 2022 performance-based cash incentive program.

(2)

Amounts in these columns represent unvested performance share awards, which were granted on March 15, 2022 for all named executive officers except Mr. Konat, whose performance shares were granted upon his hire date of March 21, 2022. The performance shares cliff vest on March 15, 2025, assuming three-year Plan EBIT performance conditions are achieved and assuming continued service through the vesting date.

(3)

Amounts in this column represent unvested RSUs, which were granted on March 15, 2022 for all named executive officers except Mr. Konat, whose RSUs were granted upon his hire date of March 21, 2022. The RSUs vest in three equal installments on the first three anniversaries of the respective grant dates, assuming continued employment through the applicable vesting date.

(4)

Amounts in this column represent unvested options, which were granted on March 15, 2022 for all named executive officers except Mr. Konat, whose options were granted upon his hire date of March 21, 2022. The options vest in three equal installments on the first three anniversaries of the respective grant dates, assuming continued employment through the applicable vesting date.

(5)

Amounts in this column reflect the aggregate grant date fair value of each option, RSU and performance share granted during fiscal 2022, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 26 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 1, 2023. Amounts with respect to performance share awards represent the expected value of the award, based on the target level of performance and the fair market value of our stock on the grant date.

(6)

Represents a one-time sign-on grant of RSUs with a value of $3,000,000 intended to compensate Mr. Konat for compensation from his prior employer that he relinquished to join our company. The RSUs vest in two installments, with 75% vesting on the second anniversary of the grant date on March 21, 2024 and 25% vesting on the third anniversary of the grant date on March 21, 2025, assuming continued employment through the vesting date.

(7)	Include RSUs with a value of $100,000 granted to Mr. Neal in connection with added responsibilities assumed in his role as Chief Merchandising Officer.

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Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by our named executive officers as of January 1, 2023.

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options(1)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Name	Grant Date	Exercisable	Unexercisable
Jack L. Sinclair	March 9, 2020	113,278	56,639	$16.47	March 9, 2027	—	—	—	—
	March 9, 2020(4)	—	—	—	—	—	—	101,351	$3,280,732
	March 9, 2020	—	—	—	—	16,891	$546,762	—	—
	March 16, 2021	40,944	81,886	$24.42	March 16, 2028	—	—	—	—
	March 16, 2021(5)	—	—	—	—	—	—	82,536	$2,671,690
	March 16, 2021	—	—	—	—	27,512	$890,563	—	—
	March 15, 2022	—	95,229	$31.47	March 15, 2029	—	—	—	—
	March 15, 2022(6)	—	—	—	—	—	—	66,617	$2,156,392
	March 15, 2022	—	—	—	—	33,308	$1,078,180	—	—
Lawrence P. Molloy	Sept. 20, 2021	—	—	—	—	168,137	$5,442,595	—	—
	March 15, 2022	—	25,877	$31.47	March 15, 2029	—	—	—	—
	March 15, 2022(6)	—	—	—	—	—	—	18,102	$585,962
	March 15, 2022	—	—	—	—	9,051	$292,981	—	—
Nicholas Konat	March 21, 2022	—	20,270	$32.05	March 21, 2029	—	—	—	—
	March 21, 2022(6)	—	—	—	—	—	—	14,260	$461,596
	March 21, 2022	—	—	—	—	97,783	$3,165,236	—	—
	March 21, 2022	—	—	—	—	7,130	$230,798	—	—
J. Scott Neal	August 10, 2020	6,461	3,230	$24.77	August 10, 2027	—	—	—	—
	Aug. 10, 2020(4)	—	—	—	—	—	—	5,762	$186,516
	August 10, 2020	—	—	—	—	8,643	$279,774	—	—
	March 16, 2021	6,536	13,071	$24.42	March 16, 2028	—	—	—	—
	March 16, 2021(5)	—	—	—	—	—	—	13,175	$426,475
	March 16, 2021	—	—	—	—	4,391	$142,137	—	—
	March 15, 2022	—	14,550	$31.47	March 15, 2029	—	—	—	—
	March 15, 2022(6)	—	—	—	—	—	—	10,178	$329,462
	March 15, 2022(7)	—	—	—	—	8,399	$271,876	—	—
Brandon F. Lombardi	March 4, 2019	12,451	—	$23.12	March 4, 2026	—	—	—	—
	March 9. 2020	16,305	8,152	$16.47	March 9, 2027	—	—	—	—
	March 9, 2020(4)	—	—	—	—	—	—	14,588	$472,214
	March 9, 2020	—	—	—	—	2,431	$78,691	—	—
	March 16, 2021	5,174	10,348	$24.42	March 16, 2028	—	—	—	—
	March 16, 2021(5)	—	—	—	—	—	—	10,430	$337,619
	March 16, 2021	—	—	—	—	3,476	$112,518	—	—
	March 15, 2022	—	11,593	$31.47	March 15, 2029	—	—	—	—
	March 15, 2022(6)	—	—	—	—	—	—	8,109	$262,488
	March 15, 2022	—	—	—	—	4,054	$131,228	—	—

(1)

Options are to acquire shares of common stock. Options generally expire seven years from the grant date and vest in three equal installments on each of the first three anniversaries of the grant date, assuming continued employment through the applicable vesting date.

(2)

Represents unvested RSUs. The RSUs generally vest in three equal installments on each of the first three anniversaries of the grant date, assuming continued employment through the applicable vesting date.

(3)

The market value of unvested awards was calculated by multiplying the number of unvested awards held by the applicable named executive officer by the closing market price of our common stock on the NASDAQ Global Select Market on the last trading day of fiscal 2022, December 30, 2022, which was $32.37 per share.

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Executive Compensation

(4)

Represents unvested performance share awards. Amounts reflect the number of shares that may be earned under the performance share awards upon achievement of target performance; actual number of shares earned will be based on the fiscal 2022 Plan EBT goals. The performance shares cliff vested on March 9, 2023, based on the company’s achievement of 2022 Plan EBT performance conditions and continued service through the vesting date.

(5)

Represents unvested performance share awards. Amounts reflect the number of shares that may be earned under the performance share awards upon achievement of target performance; actual number of shares earned will be based on the fiscal 2023 Plan EBIT goals. The performance shares that are earned will cliff vest on March 16, 2024, assuming 2023 Plan EBIT performance conditions are achieved and continued service through the vesting date.

(6)

Represents unvested performance share awards. Amounts reflect the number of shares that may be earned under the performance share awards upon achievement of target performance; actual number of shares earned will be based on the fiscal 2024 Plan EBIT goals. The performance shares that are earned will cliff vest on March 15, 2025, assuming 2024 Plan EBIT performance conditions are achieved and continued service through the vesting date.

(7)	Include RSUs with a value of $100,000 granted to Mr. Neal in connection with added responsibilities assumed in his role as Chief Merchandising Officer.

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Executive Compensation

Option Exercises and Stock Vested

The following table details option exercises and RSU and performance share vesting during fiscal 2022 for each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Jack L. Sinclair	—	—	248,945	$7,796,620
Lawrence P. Molloy	—	—	5,287	$133,550
Nicholas Konat	—	—	—	—
J. Scott Neal	—	—	10,840	$328,455
Brandon F. Lombardi	33,415	$43,691	27,234	$892,971

(1)

The value realized on exercise is determined by multiplying the number of shares acquired upon exercise by the difference between the exercise price of the options and the market price of the underlying shares at exercise.

(2)	The value realized on vesting is determined by multiplying the number of vested shares by the closing price of our company’s common stock on the vesting date.

Employment Agreements

None of our named executive officers have employment agreements; Mr. Molloy and Mr. Konat have letter agreements that provide for certain severance benefits upon termination. We and each named executive officer may terminate the officer’s employment at any time. In the event of termination of employment, amounts payable to our named executive officers are reflected in the “Potential Payments Upon Termination or Change in Control” section below.

Potential Payments Upon Termination or Change in Control

On November 4, 2015, our board of directors adopted an Executive Severance and Change in Control Plan (referred to as the “Plan”) to provide benefits and payments to certain of our senior executive officers if their employment is terminated under certain circumstances. The Plan was subsequently amended and restated in December 2018 and February 2020 and covers senior executive officers as defined in the Plan and designated by the compensation committee of our board of directors, including our named executive officers.

In the event that a Plan participant’s employment is terminated by us without cause or due to elimination of job position, reduction in force or restructuring, or by a participant due to relocation, and such termination does not constitute a termination in connection with a change in control described below and is not within 12 months of the participant’s date of hire, (a) our Chief Executive Officer will be eligible to receive continued payments of base salary for two years and COBRA premium reimbursement for two years (or, if earlier, until he is no longer eligible for COBRA coverage), the aggregate amount of the annual bonus amounts received in respect of the prior two completed fiscal years, and a prorated bonus based on actual performance for the fiscal year in which termination occurs; and (b) other Plan participants will be eligible to receive continued payments of base salary for one year and COBRA premium reimbursement for one year (or, if earlier, until the participant is no longer eligible for COBRA coverage).

In the event that a Plan participant’s employment is terminated by us without cause or by the participant for good reason (each as defined by the Plan) upon or during the 24-month period following a change in control, Plan participants other than our Chief Executive Officer will be eligible to receive continued payments of base salary for two years and COBRA premium reimbursement for two years (or, if earlier, until the participant is no longer eligible for COBRA coverage), as well as an amount equal to the participant’s target bonus at the time of termination. Our Chief Executive Officer will be eligible to receive continued payments of base salary for three years and COBRA premium reimbursement for three years (or, if earlier, until he is no longer eligible for COBRA coverage), as well as an amount equal to his annual bonuses paid in respect of the past three completed fiscal years.

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Executive Compensation

Unless otherwise specified, the tables below reflect the amount of compensation to our named executive officers in the event of termination of such officer’s employment outside of or upon a change in control pursuant to the Plan. The amount of compensation payable to each named executive officer upon voluntary (other than for good reason) or for cause termination, good reason or involuntary not for cause termination, and in the event of disability or death of the executive or in connection with a change in control of our company is shown below. The amounts shown assume that such termination or change in control termination was effective as of January 1, 2023, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such officer’s separation from our company. Our equity award agreements provide for the vesting of the award in connection with a change in control only if not assumed by an acquiror or after the executive is terminated by an acquiror without cause or by the executive for good reason within 24 months of a qualifying change in control transaction. In addition, in 2022, we amended outstanding equity award agreements to provide for vesting in the event of the executive’s termination of employment on account of death or disability. Options and RSUs would vest in full upon such termination, and a pro-rated portion of performance shares would vest (based on the period of employment and calculated using the greater of target or actual expected performance through the termination date).

Jack L. Sinclair

Executive Benefits and Payments	Voluntary or For Cause Termination on Jan. 1, 2023	Voluntary for Good Reason or Not for Cause Termination on Jan. 1, 2023	Death or Disability on Jan. 1, 2023	Change in Control with No Termination on Jan. 1, 2023	Change in Control with Qualifying Termination within 24 months of Jan. 1, 2023
Compensation:
Bonus	—	$2,052,577	—	—	$4,215,000
Cash severance	—	$2,300,000	—	—	$3,450,000
Health and welfare benefits	—	$46,009	—	—	$69,014
Equity treatment(1)(2)	—	—	$19,143,510	—	$18,190,937
Total	—	$4,398,586	$19,143,510	—	$25,924,951

(1)

The amount shown represents the market value of unvested stock options, RSUs and performance shares that would become fully vested following a qualifying change in control termination or termination on account of death or disability based on the closing price of our common stock on December 30, 2022, the last trading day of fiscal 2022.

(2)

All outstanding and unvested equity awards will only vest upon a change in control if not assumed by an acquiror or employment is terminated by the company without cause or by the team member for good reason within 24 months of the change in control.

Lawrence P. Molloy(1)

Executive Benefits and Payments	Voluntary or For Cause Termination on Jan. 1, 2023	Voluntary for Good Reason or Not for Cause Termination on Jan. 1, 2023	Death or Disability on Jan. 1, 2023	Change in Control with No Termination on Jan. 1, 2023	Change in Control with Qualifying Termination within 24 months of Jan. 1, 2023
Compensation:
Bonus	—	$973,875	—	—	$1,750,000
Cash severance	—	$1,750,000	—	—	$1,750,000
Health and welfare benefits	—	—	—	—	—
Equity treatment(2)(3)	—	$5,442,595	$6,768,535	—	$7,159,176
Total	—	$8,166,470	$6,768,535	—	$10,659,176

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Executive Compensation

(1)

In lieu of certain cash severance benefits available under the Plan, the table reflects Mr. Molloy’s entitlement to severance benefits as specified in a letter agreement between the company and Mr. Molloy, dated September 19, 2021, including (i) two years of base salary and (ii) an aggregate amount equal to two times his target annual bonus, in each case, payable over two years in the event Mr. Molloy experiences an involuntary termination or a change in control termination.

(2)

The amount shown represents the market value of unvested stock options, RSUs and performance shares that would become fully vested following a qualifying change in control termination, termination on account of death or disability, or in the case of certain RSUs granted to Mr. Molloy, following termination by the company without cause or by Mr. Molloy for good reason, in each case, based on the closing price of our common stock on December 30, 2022, the last trading day of fiscal 2022.

(3)

All outstanding and unvested equity awards will only vest upon a change in control if not assumed by an acquiror or employment is terminated by the company without cause or by the team member for good reason within 24 months of the change in control.

Nicholas Konat(1)

Executive Benefits and Payments	Voluntary or For Cause Termination on Jan. 1, 2023	Voluntary for Good Reason or Not for Cause Termination on Jan. 1, 2023	Death or Disability on Jan. 1, 2023	Change in Control with No Termination on Jan. 1, 2023	Change in Control with Qualifying Termination within 24 months of Jan. 1, 2023
Compensation:
Bonus	—	—	—	—	$700,000
Cash severance	—	$700,000	—	—	$1,400,000
Health and welfare benefits	—	$20,083	—	—	$40,167
Equity treatment(2)(3)	—	$3,165,236	$4,206,039	—	$4,513,770
Total	—	$3,885,319	$4,206,039	—	$6,653,937

(1)

The table reflects Mr. Konat’s entitlement to certain additional severance benefits as specified in a letter agreement between the company and Mr. Konat, dated January 25, 2022, in the event Mr. Konat’s employment is terminated by the company without cause or by Mr. Konat for good reason. Such benefits include immediate vesting of Mr. Konat’s $3,000,000 sign-on equity grant and waiver of the requirement under the Plan that Mr. Konat’s termination of employment occur more than 12 months following his date of hire in order to receive severance benefits.

(2)

The amount shown represents the market value of unvested stock options, RSUs and performance shares that would become fully vested following a qualifying change in control termination or termination on account of death or disability based on the closing price of our common stock on December 30, 2022, the last trading day of fiscal 2022.

(3)

All outstanding and unvested equity awards will only vest upon a change in control if not assumed by an acquiror or employment is terminated by the company without cause or by the team member for good reason within 24 months of the change in control.

J. Scott Neal

Executive Benefits and Payments	Voluntary or For Cause Termination on Jan. 1, 2023	Voluntary for Good Reason or Not for Cause Termination on Jan. 1, 2023	Death or Disability on Jan. 1, 2023	Change in Control with No Termination on Jan. 1, 2023	Change in Control with Qualifying Termination within 24 months of Jan. 1, 2023
Compensation:
Bonus	—	—	—	—	$461,250
Cash severance	—	$615,000	—	—	$1,230,000
Health and welfare benefits	—	$23,005	—	—	$46,009
Equity treatment(1)(2)	—	—	$2,459,602	—	$2,634,886
Total	—	$638,005	$2,459,602	—	$4,372,145

(1)

The amount shown represents the market value of unvested stock options, RSUs and performance shares that would become fully vested following a qualifying change in control termination or termination on account of death or disability based on the closing price of our common stock on December 30, 2022, the last trading day of fiscal 2022.

(2)

All outstanding and unvested equity awards will only vest upon a change in control if not assumed by an acquiror or employment is terminated by the company without cause or by the team member for good reason within 24 months of the change in control.

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Executive Compensation

Brandon F. Lombardi

Executive Benefits and Payments	Voluntary or For Cause Termination on Jan. 1, 2023	Voluntary for Good Reason or Not for Cause Termination on Jan. 1, 2023	Death or Disability on Jan. 1, 2023	Change in Control with No Termination on Jan. 1, 2023	Change in Control with Qualifying Termination within 24 months of Jan. 1, 2023
Compensation:
Bonus	—	—	—	—	$294,000
Cash severance	—	$490,000	—	—	$980,000
Health and welfare benefits	—	$6,937	—	—	$13,874
Equity treatment(1)(2)	—	—	$2,553,551	—	$2,368,869
Total	—	$496,937	$2,553,551	—	$3,656,743

(1)

The amount shown represents the market value of unvested stock options, RSUs and performance shares that would become fully vested following a qualifying change in control termination or termination on account of death or disability based on the closing price of our common stock on December 30, 2022, the last trading day of fiscal 2022.

(2)

All outstanding and unvested equity awards will only vest upon a change in control if not assumed by an acquiror or employment is terminated by the company without cause or by the team member for good reason within 24 months of the change in control.

Pension Benefits and Nonqualified Deferred Compensation

We do not offer a pension plan for any of our team members. In fiscal 2022, we did not offer a nonqualified deferred compensation plan for any of our team members. Team members meeting certain requirements may participate in our 401(k) plan.

Team Member Benefit and Stock Plans

We have two team member benefit and stock plans under which we have issued equity to our team members and non-employee members of the board, our 2013 Incentive Plan and our 2022 Plan. Our stockholders approved the 2022 Plan at our 2022 Annual Meeting to replace the 2013 Incentive Plan. Although equity awards remain outstanding under the 2013 Plan, following the approval of our 2022 Plan by our stockholders, all new equity awards are issued under the 2022 Plan. See “Equity Compensation Plan Information” below.

CEO Pay Ratio

SEC rules require us to disclose the total annual compensation of our Chief Executive Officer (referred to as “CEO”), the median of the total annual compensation of all employees other than the CEO, as well as their ratio to each other (referred to as the “CEO pay ratio”). Total compensation for Jack Sinclair and our median compensated employee is calculated in accordance with SEC rules applicable to the Summary Compensation Table. For our 2022 fiscal year, these amounts were as follows:

•	CEO’s total compensation: $6,905,687

•	Our median compensated employee’s total compensation: $25,641

•	Ratio of CEO’s total compensation to our median compensated employee’s total compensation: 269:1

In determining the median compensated employee, we chose January 1, 2023 as the determination date, and used the same median compensated employee that was selected for fiscal 2021. As of this date, we employed 30,790 total team members (excluding Mr. Sinclair). We used the same median compensated employee that was selected for fiscal 2021 as such employee continued to work for our company, and there

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Executive Compensation

has not been a change in our employee population or compensation arrangements that we believe would significantly impact this CEO pay ratio disclosure. We annualized compensation for permanent employees who were not employed by us for the full 2022 year. In determining our median compensated employee and computing the CEO pay ratio, we did not use any of the exemptions permitted under SEC rules, nor did we rely on any material assumptions, adjustments (i.e., cost-of-living adjustments) or estimates (i.e., statistical sampling).

We believe that the CEO pay ratio set forth above is a reasonable estimate for fiscal 2022, calculated in a manner consistent with SEC rules. The SEC rules for identifying the median compensated employee and calculating the CEO pay ratio based on that employee’s total annual compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the CEO pay ratio reported by other companies may not be comparable to the CEO pay ratio reported for us, as other companies may have different employment and compensation practices and may utilize different permitted methodologies, exclusions, estimates and assumptions in calculating their own CEO pay ratios.

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Executive Compensation

Pay vs. Performance
The following tables and narrative disclosure provide information on the relationship of the compensation of our Chief Executive Officer, or “PEO” and our other named executive officers, or
“Non-PEO
NEOs,” compared to our performance over the past three fiscal years.
Pay Versus Performance

					Value of Initial Fixed $100 Investment based on:(4)

Year	Summary Comp. Table Total for PEO(1)	Comp. Actually Paid to PEO(2)	Average Summary Comp. Table Total for non-PEO Named Executive Officers(3)	Average Comp. Actually Paid to non-PEO Named Executive Officers(2)	Total Share holder Return	Peer Group Total Share holder Return	Net Income	Plan EBIT(5)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

2022	$6,905,687	$ 5,175,449	$3,025,003	$2,894,691	$165.91	$164.73	$261,164,000	$358,360,000

2021	$5,773,120	$12,555,590	$1,951,232	$2,120,931	$152.13	$164.01	$244,157,000	$334,076,000

2020	$8,465,476	$13,305,587	$2,051,057	$2,342,408	$103.02	$112.80	$287,450,000	$400,500,000

(1)	Jack Sinclair was PEO for each of fiscal 2022, 2021 and 2020.

(2)
Compensation actually paid, or “CAP”, as reflected in columns (c) and (e) was calculated in accordance with SEC rules based on the Total Compensation as reflected in the Summary Compensation Table, or “SCT” adjusted to present the value of equity-based compensation based on estimated year-end
value. The following tables reflect the adjustments made from SCT total to CAP for the PEO and the
Non-PEO
NEOs:

PEO SCT to CAP Reconciliation

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards	Equity Award Adjustments	Compensation Actually Paid to PEO

2022	$6,905,687	$(4,149,868)	$ 2,419,630	$ 5,175,449

2021	$5,773,120	$(4,182,088)	$10,964,558	$12,555,590

2020	$8,465,476	$(3,328,866)	$ 8,168,977	$13,305,587
PEO Equity Award Adjustments Reconciliation

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments

2022	$3,296,040	$(1,418,423)	—	$542,013	—	—	$2,419,630

2021	$5,276,056	$5,129,300	—	$559,202	—	—	$10,964,558

2020	$6,304,580	$1,621,753	—	$242,644	—	—	$8,168,977

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Executive Compensation

Non-PEO
NEOs SCT to CAP Reconciliation

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments	Average Compensation Actually Paid to Non-PEO NEOs

2022	$3,025,003	$(1,602,240)	$1,471,928	$2,894,691

2021	$1,951,232	$(1,312,866)	$1,482,565	$2,120,931

2020	$2,051,057	$(849,367)	$1,140,718	$2,342,408
Non-PEO
NEOs Equity Award Adjustments Reconciliation

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Average Equity Award Adjustments

2022	$1,443,242	$382	—	$28,304	—	—	$1,471,928

2021	$1,475,337	$277,264	—	$72,500	$(342,536)	—	$1,482,565

2020	$1,107,135	$29,960	—	$3,623	—	—	$1,140,718
In accordance with Item 402(v) requirements, the fair values of unvested and outstanding equity awards to the NEOs were remeasured as of the end of each fiscal year, and as of each vesting date, during the years displayed in the table.

•
For options, the fair values as of each measurement date were determined using a Black-Scholes model, with assumptions and methodologies regarding volatility, dividend yield, and risk-free rates that are generally consistent with those used to estimate fair value at grant under US GAAP. The expected life of options as of each measurement date is estimated based on consideration of consistency with the original valuation assumptions for the grant, the circumstances of the grant at the measurement date, and other relevant factors under US GAAP.

•	For performance shares, fair values reflect the probable outcome of the performance vesting conditions as of each measurement date.

•	For RSUs, the fair value is equal to the stock price on the appropriate measurement date.

(3)
Non-PEO
NEOs whose average compensation is reflected in columns (d) and (e) consist of Lawrence P. Molloy and J. Scott Neal for each of the fiscal years presented; Brandon F. Lombardi for fiscal 2022 and 2021; Nicholas Konat for fiscal 2022; Denise A. Paulonis, former Chief Financial Officer, for fiscal 2021 and 2020; Gilliam D. Phipps, former Senior Vice President, Chief Marketing Officer, for fiscal 2021 and 2020; and David M. McGlinchey, former Chief Format Officer, for fiscal 2020.

(4)
Total Stockholder Return, or “TSR,” and Peer Group TSR reflect our TSR compared to that of the S&P Food Retail Index (referred to as the “
Peer Group Index
”). The dollar amounts in columns (f) and (g) represent the value at the end of the applicable year of an assumed $100 investment in, respectively, the Company’s common stock and the Peer Group Index on the last trading day of fiscal 2019.

(5)
In accordance with SEC rules, the table must include in addition to relative TSR and Net Income, a Company-Selected Measure. We have included Plan EBIT, a non-GAAP
measure defined as net income before interest expense and provision for income tax, excluding certain special items we do not consider representative of our ongoing financial performance, as may be further adjusted for any income or expense that is unusual, non-recurring
or extraordinary, as the compensation committee of our board deems appropriate. Plan EBIT is a key measure used in determining our annual performance-based cash bonuses and payouts of performance shares. See
Appendix A
for more information.

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Executive Compensation

Tabular Disclosure of Most Important Compensation-Related Measures
. The following three items represent the most important metrics used to determine executive compensation for 2022 as described in more detail above under Compensation Disclosure and Analysis:

Three Most Important Company Performance Measures for Determining Executive Compensation

Plan EBIT : the Company-Selected Measure included and described in the above table

Comparable store sales : a key metric in determining payouts of our annual performance-based cash bonuses

Net sales : our net sales impacts Plan EBIT and comparable store sales
Graphical Comparison of Certain Measures.
The following graphs provide a comparison of the Company’s three-year cumulative TSR with that of the Peer Group Index, as well as comparisons of “compensation actually paid” with Company TSR, net income and Plan EBIT (the Company-selected measure).

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Equity Compensation Plan Information

EQUITY COMPENSATION PLAN INFORMATION
As of January 1, 2023, the following table shows the number of securities to be issued upon exercise of outstanding equity awards under our equity compensation plans.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Equity Awards (a)		Weighted- Average Exercise Price of Outstanding Equity Awards (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity Compensation Plans Approved by Stockholders	2,750,847	(1)	$20.93	(2)	6,623,638	(3)

Equity Compensation Plans Not Approved by Stockholders	—		$—		—

Total	2,750,847		$20.93		6,623,638

(1)
Includes 972,583 shares of common stock issuable upon vesting of outstanding RSUs, 460,106 shares of common stock issuable upon vesting of outstanding performance shares (assuming target performance) and 1,318,158 shares of common stock issuable upon exercise of outstanding stock options granted under the 2013 Incentive Plan and the 2022 Incentive Plan.

(2)	The weighted-average exercise price does not include the shares issuable upon vesting of RSUs or performance share awards, which have no exercise price.

(3)	Represents shares of common stock remaining available for issuance under our 2022 Incentive Plan.

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Report of the Audit Committee

REPORT OF THE AUDIT COMMITTEE

At the end of fiscal 2022, the audit committee consisted of Doug G. Rauch (chairperson), Joel D. Anderson, Hari K. Avula and Kristen E. Blum. All of the members of the committee are “independent” of our company and management, as independence is defined in applicable rules of the SEC and the NASDAQ Stock Market. Our board has also determined that Messrs. Anderson and Avula are each an “audit committee financial expert” within the meaning of SEC regulations, and that each member of our audit committee can read and understand fundamental financial statements in accordance with audit committee requirements. In arriving at this determination, the board has examined each audit committee member’s scope of experience in financial roles and the nature of their employment.

The purpose of the audit committee is to provide oversight of the company’s accounting and financial reporting processes, audits of the financial statements of the company and compliance with applicable legal requirements and regulations. The primary responsibilities of the committee include reviewing and pre-approving the engagement of our independent registered public accounting firm, reviewing our annual and quarterly financial statements and reports, discussing the statements and reports with our independent registered public accounting firm and management and reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. Our board of directors has adopted a written charter for our audit committee, available at investors.sprouts.com, that reflects, among other things, requirements of the Sarbanes-Oxley Act of 2002, rules adopted by the SEC, and rules of the NASDAQ Stock Market. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement.

In fulfilling its oversight responsibilities, the committee reviewed and discussed with management and the independent auditor the audited financial statements as of January 1, 2023 and January 2, 2022 and for each of the years in the three-year period ended January 1, 2023. The committee discussed with the independent auditor the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) AS 1301: “Communications with Audit Committees,” and other applicable regulations. This included a discussion of the independent auditor’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent auditor written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. The committee also discussed with the independent auditor the independent auditor’s independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent auditor.

The committee discussed with our independent auditor the overall scope and plans for its audit. The committee meets with the independent auditor, with and without management present, to discuss the results of the independent auditor’s examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The committee held four meetings during fiscal 2022.

Based on the reviews and discussions referred to above, the committee recommended to the board of directors, and the board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 1, 2023 for filing with the Securities and Exchange Commission.

Doug G. Rauch, Chairperson

Joel D. Anderson

Hari K. Avula

Kristen E. Blum

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Report of the Audit Committee

The information contained in the “Report of the Audit Committee” is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the company under the Exchange Act or the Securities Act of 1933, as amended, unless and only to the extent that the company specifically incorporates it by reference.

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Proposal 2: Advisory Vote on Executive Compensation (“Say-on-Pay”)

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

Summary

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers (which consist of individuals serving as our Chief Executive Officer and Chief Financial Officer, as well as our three other most highly compensated executive officers during our fiscal year ended January 1, 2023), as such compensation is described in the “Executive Compensation – Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 28. We urge our stockholders to review the complete Executive Compensation section included in this proxy statement for more information.

Our executive compensation program is designed to promote the creation of long-term stockholder value by paying for performance, attracting and retaining valuable team members and aligning the interests of our named executive officers with those of our stockholders. Our fiscal 2022 executive officer compensation program generally consisted of base salary, annual performance-based cash bonus, equity awards in the form of restricted stock units, stock options and performance share awards that are earned upon the achievement of EBIT targets over a three-year performance period, benefits generally available to all of our salaried team members and limited perquisites. The fixed components (base salary and benefits) of our named executive officer compensation are designed to be competitive in order to induce talented executives to join our company. The variable cash bonus is tied specifically to the achievement of company-wide objectives and is designed so that above-average performance is rewarded with above-average rewards but capped to avoid windfall payments. The equity awards are subject to both performance and time-based vesting, which will provide retention value and reward sustained performance that is aligned with long-term stockholder interests. By tying a large portion of executive compensation to achievement of our operational goals, we seek to closely align the interests of our named executive officers with the interests of our stockholders. Consistent with our pay-for-performance philosophy, our strong performance during 2022 resulted in short-term incentive award payments of 111.3% of each named executive officer’s target bonus amounts and long-term incentives that may yet be achieved based on our three-year performance period for performance shares granted in fiscal 2022.

Our board of directors believes that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our board of directors will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the company’s named executive officers for the fiscal year ended January 1, 2023, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

Required Vote

The say-on-pay proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

The say-on-pay vote is advisory, and therefore not binding on our company, our compensation committee or our board of directors. Although non-binding, the vote will provide information to our compensation committee and our board of directors regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee and our board of directors will be able to consider when determining executive compensation for the years to come.

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Proposal 2: Advisory Vote on Executive Compensation (“Say-on-Pay”)

In accordance with the results of the stockholder vote at our 2020 annual meeting of stockholders, advisory votes on the compensation of our named executive officers are held every year, and there will be another Say-on-Pay vote at our 2024 annual meeting of stockholders.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED JANUARY 1, 2023, AS DESCRIBED IN THE “EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS” SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

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Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Our audit committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm (referred to as “PwC”), to audit the consolidated financial statements of our company for the fiscal year ending December 31, 2023 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. We anticipate that representatives of PwC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Aggregate fees billed to our company for the fiscal years ended January 1, 2023 and January 2, 2022 by PwC, our independent registered public accounting firm, are as follows:

	2022	2021
Audit fees(1)	$1,520,000	$1,490,000
Audit-related fees(2)	120,000	—
Tax fees(3)	45,700	—
All other fees(4)	4,150	4,150

Total	$1,689,850	$1,494,150

(1)

Audit fees include fees associated with (i) the audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting, (ii) reviews of our interim quarterly consolidated financial statements and (iii) consents and other items related to SEC matters.

(2)	Audit-related fees for 2022 include fees associated with transactional due diligence work.

(3)	Tax fees for 2022 include fees associated with tax compliance and tax planning services.

(4)	All other fees consist of licensing fees for PwC’s accounting research software.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee has adopted policies and procedures for the pre-approval of audit services, internal control-related services and permitted non-audit services rendered by our independent registered public accounting firm. Pre-approval may also be given as part of our audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The chairperson of the audit committee has been delegated the authority to pre-approve any engagement for audit services or permitted non-audit services (other than internal control-related services, which must be pre-approved by the full audit committee), provided the chairperson must present any decisions made under the auspices of this authority to the full committee at the next scheduled meeting.

All of the services provided by PwC described above were approved by our audit committee pursuant to our audit committee’s pre-approval policies.

Vote Required

Ratification of the appointment of PwC to audit the consolidated financial statements of our company for the fiscal year ending December 31, 2023 will require the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

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Security Ownership of Certain Beneficial Owners and Management

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, March 27, 2023, by the following:

•	each of our directors and named executive officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions.”

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options, restricted stock and restricted stock units that are currently exercisable or exercisable within 60 days of the record date, March 27, 2023. Shares issuable pursuant to options are deemed outstanding for computing the percentage of the person holding such options, but are not outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Our calculation of the percentage of beneficial ownership is based on 103,708,199 shares of common stock outstanding as of March 27, 2023.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Sprouts Farmers Market, Inc., 5455 East High Street, Suite 111, Phoenix, Arizona 85054.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage Beneficially Owned
Named Executive Officers and Directors:
Jack L. Sinclair(2)	528,001	*
Nicholas Konat(3)	8,492	*
Lawrence P. Molloy(4)	66,920	*
J. Scott Neal(5)	55,147	*
Brandon F. Lombardi(6)	69,310	*
Joel D. Anderson(7)	29,540	*
Hari K. Avula(8)	—	*
Kristen E. Blum(9)	40,573	*
Joseph Fortunato(10)	37,721	*
Terri Funk Graham(11)	34,956	*
Joseph O’Leary(12)	23,603	*
Doug G. Rauch(13)	7,981	*
All directors and executive officers as a group(18 persons)	1,200,394	1.2%
5% Stockholders:
FMR LLC(14)	14,964,674	14.4%
BlackRock, Inc.(15)	12,628,435	12.2%
The Vanguard Group(16)	11,013,731	10.6%

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Security Ownership of Certain Beneficial Owners and Management

*	Less than 1% of the outstanding shares of common stock

(1)

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of the record date, March 27, 2023, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities.

(2)

The amount listed includes (a) 244,454 shares of common stock and (b) 283,547 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 27, 2023.

(3)

The amount listed includes (a) 1,735 shares of common stock and (b) 6,757 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 27, 2023.

(4)

The amount listed includes (a) 58,294 shares of common stock and (b) 8,626 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 27, 2023.

(5)

The amount listed includes (a) 30,764 shares of common stock and (b) 24,383 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 27, 2023.

(6)

The amount listed includes (a) 18,189 shares of common stock and (b) 51,121 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 27, 2023.

(7)	The amount listed includes 29,540 shares of common stock.

(8)

Mr. Avula was appointed as a board member on May 24, 2022, and none of his outstanding equity awards are currently vested or exercisable or will become vested or exercisable within 60 days after March 27, 2023.

(9)	The amount listed includes 40,573 shares of common stock.

(10)

The amount listed includes 37,721 shares of common stock. Of such shares of common stock, 15,000 shares are held by Fortunato 2020 Irrevocable Trust, an entity established by Mr. Fortunato for estate planning purposes; Mr. Fortunato (i) may be deemed to have beneficial ownership of the shares owned of record thereby, and (ii) has sole voting and investment power with respect to such shares.

(11)	The amount listed includes 34,956 shares of common stock.

(12)	The amount listed includes 23,603 shares of common stock.

(13)	The amount listed includes 7,981 shares of common stock.

(14)

Based upon information contained in Schedule 13G filed by the beneficial owner with the SEC on February 9, 2023. Includes 14,964,674 shares beneficially owned as a parent holding company. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company LLC (“FMR Co. LLC”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(15)

Based upon information contained in Schedule 13G/A filed by the beneficial owner with the SEC on January 23, 2023. Includes 12,486,084 shares of which Blackrock, Inc. has sole voting power and 12,628,435 shares of which Blackrock, Inc. has sole dispositive power as a parent holding company. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York, 10055.

(16)

Based upon information contained in Schedule 13G/A filed by the beneficial owner with the SEC on February 9, 2023. The Vanguard Group reports shared voting power with respect to 179,144 shares, sole dispositive power with respect to 10,731,117 shares and shared dispositive power with respect to 282,614 shares as an investment adviser. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions during our last three fiscal years to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers are described elsewhere in this proxy statement.

Clif Bar & Company

We purchased nutrition bars and related products for resale from Clif Bar & Company, a company at which our director Hari Avula served as an executive officer until February 2023. Our cost of sales recognized from this supplier in fiscal 2022 totaled $3.4 million. Mr. Avula did not have a direct or indirect interest in such transactions.

CV Sciences

We purchased certain botanical-based products for resale from CV Sciences, Inc., a company at which our director Terri Funk Graham served on the board of directors until May 2022. Our purchases from this company in fiscal 2022 totaled $0.1 million. Ms. Graham did not have a direct or indirect interest in such transactions.

Indemnification of Officers and Directors

Our certificate of incorporation and bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law. In addition, we entered into indemnification agreements with each of our directors and executive officers.

Policies and Procedures for Related Party Transactions

We have adopted a Statement of Policy for the Review, Approval or Ratification of Transactions with Related Persons, available on our investor relations website at investors.sprouts.com. Under this policy, our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, and any members of the immediate family of any of the foregoing persons, are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must first be presented to our audit committee for review, consideration, and approval. In approving or rejecting any such proposal, our audit committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. All of the transactions described above were entered into after presentation, consideration and approval by our audit committee.

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DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock. Based solely upon our review of the Section 16(a) forms that were filed during fiscal 2022, and written representations that no other reports were required, we believe that each person who at any time during such year was a director, officer, or beneficial owner of more than ten percent of our common stock complied with all Section 16(a) filing requirements during fiscal 2022 except that due to an administrative error by our company, one Form 4 report was filed four business days late by our company on behalf of Mr. Molloy related to his March 15, 2022 grant of stock options and RSUs.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, any proposal that a stockholder of our company wishes to have included in the proxy statement in connection with our 2024 annual meeting of stockholders must be submitted to us no later than December 12, 2023. All such stockholder proposals must comply with the procedures outlined in Rule 14a-8.

In accordance with our current bylaws, stockholder proposals, including stockholder nominations for candidates for election as directors, that are intended to be presented by stockholders at the 2024 annual meeting of stockholders but not submitted for inclusion in the proxy statement for our 2024 annual meeting of stockholders pursuant to Rule 14a-8, must be received by us no earlier than December 26, 2023 and no later than January 25, 2024, unless we change the date of our 2024 annual meeting more than 30 days before or more than 70 days after May 24, in which case stockholder proposals must be received by us no earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of (x) the 120th day prior to such annual meeting or (y) the 10th day following the day on which we first make a public announcement of the date of such meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. All such stockholder proposals must include the specified information described in our bylaws, including in the case of a director nomination, the information required by Rule 14a-19 under the Exchange Act.

Proposals and other items of business should be directed to the attention of our Corporate Secretary at our principal executive offices, 5455 East High Street, Suite 111, Phoenix, Arizona 85054.

DIRECTOR NOMINATIONS FOR INCLUSION IN OUR 2024 PROXY MATERIALS (PROXY ACCESS)

Under our proxy access bylaw, if a stockholder (or a group of up to 20 stockholders) who has continuously owned at least 3% of our shares for at least three years and has complied with the other requirements set forth in our bylaws wants us to include director nominees (up to the greater of two nominees or 20% of the Board) in our 2024 proxy materials for election at our 2024 annual meeting of stockholders, the nominations must be directed to the attention of our Corporate Secretary and received at our principal executive offices, 5455 East High Street, Suite 111, Phoenix, Arizona 85054, no earlier than December 26, 2023 and no later than January 25, 2024.

Any stockholder considering a proxy access nomination should carefully review our bylaws, which were included as Exhibit 3.2 to our Annual Report on Form 10-K for the year ended January 1, 2023, filed with the SEC on March 2, 2023.

OTHER MATTERS

We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.

Dated: April 10, 2023

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Appendix A

APPENDIX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This proxy statement contains financial measures, Plan EBIT and Plan EBT, that were used as performance targets in certain of our performance-based compensation items during 2022. These measures are not calculated in accordance with accounting principles generally accepted in the United States of America (referred to as “GAAP”).

We define adjusted EBIT as net income before interest expense and provision for income tax and adjusted EBT as net income before provision for income tax, each excluding certain special items we do not consider representative of our ongoing financial performance. Plan EBIT and Plan EBT may contain further adjustments, as determined by our compensation committee.

However, for the fiscal years ended January 1, 2023 and January 2, 2022, there were no adjustments to EBIT or EBT or further adjustments used by our compensation committee to determine Plan EBIT or Plan EBT for purposes of certain of our performance-based compensation items; thus only EBIT and EBT are presented below.

These non-GAAP measures are intended to provide additional information only and do not have any standard meaning prescribed by GAAP. Use of these terms below may differ from similar measures reported by other companies. Because of their limitations, these non-GAAP measures should not be considered as measures of discretionary cash available to use to reinvest in growth of our business, or as measures of cash that will be available to meet our obligations. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

The following table shows a reconciliation of EBT and EBIT to net income for the fifty-two weeks ended January 1, 2023 and January 2, 2022:

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Appendix A

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

NON-GAAP MEASURE RECONCILIATION

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Fifty-two Weeks Ended January 1, 2023	Fifty-two Weeks Ended January 2, 2022
Net income	$261,164	$244,157
Income tax provision	88,149	78,235

Earnings before taxes (EBT)	349,313	322,392
Interest expense, net	9,047	11,684

Earnings before interest and taxes (EBIT)	$358,360	$334,076

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date SCAN TO VIEW MATERIALS & VOTE To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000603290_1 R1.0.0.6 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following Class I director nominees: 1. Election of Directors Nominees 01) Joel D. Anderson 02) Terri Funk Graham 03) Doug G. Rauch SPROUTS FARMERS MARKET, INC. 5455 EAST HIGH STREET, SUITE 111 PHOENIX, AZ 85054 VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 23, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/SFM2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 23, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2022 (“say-on-pay”). 3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000603290_2 R1.0.0.6 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com SPROUTS FARMERS MARKET, INC. Annual Meeting of Stockholders May 24, 2023, 8:00 AM Pacific Time This proxy is solicited on behalf of the Board of Directors The undersigned stockholder of SPROUTS FARMERS MARKET, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 10, 2023, and hereby appoints Lawrence P. Molloy and Brandon F. Lombardi and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2023 Annual Meeting of Stockholders of SPROUTS FARMERS MARKET, INC., to be held on Wednesday, May 24, 2023, at 8:00 AM Pacific Time, via webcast at www.virtualshareholdermeeting.com/SFM2023, and at any adjournment or postponement thereof, and to vote all shares of common stock of SPROUTS FARMERS MARKET, INC. held of record by the undersigned at the close of business on March 27, 2023 as hereinafter specified upon the proposals set forth on the reverse side of this proxy card. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE THREE CLASS I DIRECTOR NOMINEES (PROPOSAL 1), “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, “FOR” THE ELECTION OF THE THREE CLASS I DIRECTOR NOMINEES (PROPOSAL 1), “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING. A majority of such proxies or substitutes as shall be present and shall act at said meeting or any adjournment or postponements thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder. Continued and to be signed on reverse side